EXECUTION VERSION

SOLAR SYSTEM INSTALLATION AGREEMENT

BY AND BETWEEN

NAUTILUS SOLAR LINDENWOLD BOE, LLC,

as System Owner

AND

CBD ENERGY LIMITED

as Supplier

as of

July 6, 2012

SOLAR SYSTEM INSTALLATION AGREEMENT
TABLE OF CONTENTS

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Exhibit A	Description of Premises and Sites
Exhibit B	Specifications
Exhibit C	Supplier Licenses and Registrations
Exhibit D	Bill of Sale
Exhibit E	Government Approvals
Exhibit F	Form of Site Suitability Notice
Exhibit G	Construction Schedule
Exhibit H	Monthly Status Reports
Exhibit I	Performance and Payment Bond
Exhibit J	Form of Commissioning Protocols
Exhibit K	Solar Panel and Inverter Warranties
Exhibit L	Contract Price, Payment Schedule and Requirements for Each Milestone Payment
Exhibit M	Form of Invoice
Exhibit N	Form of Affidavit and Lien Waiver
Exhibit O	Liquidated Damages Schedule
Exhibit P	Supplier Responsibilities - Approvals, Permits, Licenses and Authorizations
Exhibit Q	ITC Cash Grant Requirements
Exhibit R	Form of System Owner Supplied Equipment Contract Conformity Notice

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SOLAR SYSTEM INSTALLATION AGREEMENT

This Solar System Installation Agreement (“Agreement”) is made and entered into as of July 6, 2012 (the “Effective Date”), by and between Nautilus Solar Lindenwold BOE, LLC, a Delaware limited liability company (“System Owner”), and CBD Energy Limited an Australia corporation (“Supplier”). Each of System Owner and Supplier shall be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, System Owner has contracted with Lindenwold Board of Education (“Host Customer”) for the purposes of installing, operating, maintaining and repairing the System (as defined below) and the sale of Electricity (as defined below) generated by the System from System Owner to Host Customer; and

WHEREAS, Supplier desires to provide and System Owner desires to obtain engineering, procurement, installation and related services for the System to be located on the Premises (as defined below) on a date certain, lump-sum, fixed-price per watt, turnkey basis, for the Contract Price (as defined below) and in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
SCOPE OF WORK; RELATIONSHIP OF PARTIES

Section 1.1           Engagement; Scope of Work.

Section 1.1.1           Engagement. System Owner hereby engages Supplier to perform the Work and reach Final Completion by a date certain, on a lump-sum, fixed price per watt, turnkey basis, for the Contract Price and in accordance with the terms and conditions of this Agreement, including the Specifications attached as Exhibit B. Supplier hereby accepts such engagement.

Section 1.1.2           Turnkey Project. The Parties agree that this Agreement is a turnkey contract and Supplier’s obligation is to provide System Owner with a fully operational System meeting the Specifications (as defined below) for the Contract Price and completed in accordance with the terms of this Agreement. System Owner is relying upon the expertise of Supplier to furnish a completed System in accordance with the terms of this Agreement, and Supplier acknowledges System Owner’s reliance thereupon.

Section 1.1.3           Site Investigation. As of the Effective Date, Supplier shall have carefully examined the Specifications and the Premises, and from Supplier’s own investigation, Supplier shall have satisfied itself as to the nature, location and conditions of the Work (as defined below) and all matters that may in any way affect the Work; and as a result of such examination and investigation, Supplier fully understands the intent, purpose and extent of the Work. In addition, Supplier shall have satisfied itself that the BES is safe and adequate to support the System, and by execution of this Agreement shall be deemed to have provided notice to System Owner of the same. In Supplier’s investigation of the Site, Supplier shall exercise due diligence that would be reasonably expected of a contractor experienced in installations similar to the Installation.

Section 1.2           Relationship of the Parties.

Section 1.2.1           Independent Contractor.

(a)          General. Supplier is an independent contractor, and nothing contained herein shall be construed as creating (i) any relationship between System Owner and Supplier other than that of owner and independent contractor or (ii) any relationship whatsoever between System Owner and Supplier’s employees or Subcontractors. Neither Supplier, nor any of its employees, are or shall be deemed to be employees of System Owner. For all purposes herein, references to Supplier’s employees or to any Subcontractor’s employees shall be deemed to include any individuals hired as independent contractors or temporary laborers by Supplier or any such Subcontractor.

(b)          Supplier Employees. Without limitation of Section 5.9.3, Supplier has sole authority and responsibility to employ, discharge and otherwise control its employees.

(c)          Responsibility for Subcontractors. Pursuant to the provisions of this Agreement, Supplier accepts complete responsibility for the acts or omissions of its agents, Subcontractors and all others it hires, engages, or contracts with to perform or assist in the performance of the Work.

Section 1.2.2           System Owner Not Responsible for Acts of Supplier. System Owner shall not be responsible for Supplier’s failure to carry out the Work in accordance with this Agreement. System Owner shall not be responsible for and will not have control over, or charge of, the means, methods, techniques, sequences or procedures, or safety precautions and programs in connection with the Work. System Owner will not be responsible for or have control over the acts or omissions of Supplier, any Subcontractor or any of their agents or employees, or any other Persons (as defined below) performing any portion of the Work or providing or supplying any portion of the System. No inspection, or failure to inspect, by System Owner shall be deemed a waiver of Supplier’s obligations under this Agreement, or be construed as approval or acceptance of the Work or any part thereof.

ARTICLE II
DEFINITIONS; RULES OF INTERPRETATION

Section 2.1           Definitions.

“Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person.

“Agreement” means this Solar System Installation Agreement by and between System Owner and Supplier.

“ARRA” means the American Recovery and Reinvestment Act of 2009.

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“BES” means Host Customer’s existing building electrical systems that are owned or leased, operated, maintained and controlled by Host Customer, and which systems are interconnected with the Host Utility. Notwithstanding anything to the contrary in this Agreement, Supplier shall provide commercially reasonable advanced notice to System Owner in the event at any time it reasonably believes the BES to be unsafe.

“Business Day” means any day other than Saturday, Sunday, or a day on which the Federal Reserve Bank is authorized or required to be closed.

“Change” has the meaning established in Section 9.5.1.

“Change Order” means a written order issued in accordance with the provisions of Section 9.5, signed by System Owner and Supplier, authorizing additions, deletions or revisions to the Work and, if applicable, authorizing (a) additional amounts to be paid to Supplier or a reduction in the Contract Price or (b) changes to the Construction Schedule and as set forth in Section 9.5.1.

“Claims” has the meaning established in Section 13.1.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement Date” means the date in the Notice to Proceed upon which Supplier is authorized to commence performing the Work, as established in Section 3.4.2.

“Commissioning Report” has the meaning established in the definition of Substantial Completion in this Article II.

“Commissioning Tests” shall mean those tests necessary to prove the capability of the System as set forth in Exhibit J.

“Conditions to Notice to Proceed” has the meaning established in Section 3.2.

“Construction Schedule” means Supplier’s schedule for performance of the Work through Final Completion, as set forth in Exhibit G.

“Contract Price” has the meaning established in Section 9.1.

“Defects” means, unless otherwise specifically stated, any design, engineering, material, tools, installations or other Work which does not conform to the Specifications or the Warranties in any material respect or is of improper or inferior workmanship.

“Delivery Point” means the physical location at which each Installation connects to the BES.

“Design Work Product” has the meaning established in Section 5.5.2.

“Effective Date” has the meaning established in the introductory paragraph.

“Electricity” means electrical energy.

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“Eligible Costs” means expenditures entitled to be included in the basis (or cost) of property eligible for a cash grant as described in the Treasury Guidance, as supplemented by related rules in the Code, including Sections 263 and 263A of the Code, and Treasury Regulations, including Treasury Regulations sections 1.46-3, 1.263A-1, 1.263A-8 and 1.266-1.

“Environmental Credits” means any and all mandatory and voluntary federal, state or local renewable energy or emissions credits, rebates, subsidy, incentive payment or any other green tag, renewable energy, emissions reduction, depreciation, tax credit or other benefit related to the environmental characteristics of the System, whether related to any renewable portfolio standard or other renewable energy purchase requirement or otherwise, whether existing as of the Effective Date or enacted thereafter and whether available to Supplier, to System Owner as producer of Output or available to Host Customer as the host, purchaser or user of Output, including renewable energy certificates (or comparable credit or certificates) and SRECs in New Jersey, whether or not pursuant to the New Jersey Clean Energy Program, the ITC or the ITC Cash Grant.

“Expected Output” means the amount of Output (in kWh) to be produced by the System, based on the PVSYST data set forth in Exhibit B hereto.

“Final Completion” means all of the following conditions shall have been satisfied (or otherwise have been waived by System Owner in writing):

(a)          all of the conditions for Substantial Completion shall have been, and shall continue to be, satisfied;

(b)          Supplier’s completion of 100% of the Work, including completion of any undisputed items on the Punchlist; provided that this clause (b) shall not be deemed met if the value of any disputed items on the Punchlist exceeds $25,000; and

(c)          following Substantial Completion, the System has produced aggregate Output during a thirty (30) day period of at least 90% of the Expected Output.

“Final Completion Review Period” has the meaning established in Section 7.7.2.

“Final Payment” means the final payment installment of the Contract Price to be made upon Final Completion, pursuant to Exhibit L.

“Force Majeure Event” means any circumstance not within the reasonable control, directly or indirectly, of the Party affected, but only if and to the extent that (a) such circumstance, despite the exercise of due diligence, cannot be or be caused to be prevented, avoided or removed by such Party, (b) such event is not due to such Party’s negligence, recklessness or intentional misconduct, (c) such event is not the result of any failure of such Party to perform any of its obligations under this Agreement, (d) such Party has taken all reasonable precautions, due care, and reasonable alternative measures to avoid the effect of such event and (e) such Party has given the other Party prompt notice (and not more than five (5) days following the occurrence of such event) describing such event, the effect thereof and the actions being taken to comply with this Agreement. Subject to the foregoing conditions, Force Majeure Events may include: strikes or other labor disputes, other than strikes or labor disputes solely by employees of the Party declaring the Force Majeure Event or as a result of such Party’s failure to comply with a collective bargaining agreement; and riot or civil unrest; provided, that Force Majeure Events shall not include (x) any inability to make any payments that are due hereunder or to any third party or to procure insurance required to be procured hereunder and shall not include, (y) any permitting delays (other than (i) so long as the conditions in clauses (a) through (e) above are met, any permitting delays resulting from delay by a Governmental Authority or (ii) permitting delays to the extent resulting from an event that would qualify as a Force Majeure Event) or (z) any Subcontractor delay (unless such Subcontractor delay is due to a Force Majeure Event).

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“Government Approval” means any authorization, consent, approval, license, ruling, permit, tariff, certification, exemption, filing, variance, order, judgment, decree, qualification requirements of, declaration or publication of, notice to, or registration by or with any Governmental Authority relating to the design, engineering, procurement, construction, Start-Up, testing, completion or operation of the System prior to Final Completion.

“Governmental Authority” means any federal, national, state, municipal, local, territorial, or other governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, and any arbitral tribunal having authority over System Owner, Supplier, Host Customer, the System, the Work, or the Site, including, the Internal Revenue Service, and the New Jersey Board of Public Utilities.

“Guaranteed Substantial Completion Date” means November 15, 2012.

“Host Customer” has the meaning established in the recitals.

“Host Utility” means the electric distribution company serving or connected to the Host Customer.

“Host Utility Documents” means, to the extent applicable, the application to the Host Utility for, agreement with the Host Utility with respect to, or other documentation submitted to or received from the Host Utility with respect to, net metering, interconnection and such other arrangements related to the System.

“Indemnifying Party” means the Party providing indemnification of a Claim pursuant to Section 13.1.

“Indemnitee” means a Person seeking to be indemnified pursuant to Section 13.1.

“Independent Engineer” means the Person(s) appointed by System Owner to act as a consulting engineer on behalf of System Owner.

“Installation” means each of the separately located photovoltaic electric generating systems on the Site, as described in Exhibit A, which together are part of the System.

“ITC” means the federal tax credit available in respect of solar energy property as provided in Section 48 of the United States Internal Revenue Code of 1986, as amended.

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“ITC Cash Grant” means the cash grant provided by the U.S. Department of the Treasury under Section 1603 of division B of the American Recovery and Reinvestment Act of 2009.

“ITC Cash Grant Requirements” means the obligation of Supplier to comply with the requirements of the Treasury Guidance.

“Law” means (a) any statute, law, rule, regulation, code, ordinance, judgment, decree, writ, order, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction of, or any binding interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereafter in effect or (b) any requirements or conditions on or with respect to the issuance, maintenance or renewal of any Government Approval or applications therefor, whether now or hereafter in effect through the date on which Final Completion is achieved.

“Lenders” means, with respect to any Person, the banks, financial institutions or other institutional investors providing financing for the System (including lease financing) and any trustee or agent acting on any such Person’s behalf.

“Major Subcontract” means any Subcontract (a) for engineering or design services or (b) that individually, or when taken together with all Subcontracts with an individual Subcontractor, has a value of 10% or more of the Contract Price, or (c) that is entered into with the sole supplier able to deliver any equipment or materials to be supplied hereunder to enable Supplier to meet the Guaranteed Substantial Completion Date.

“Major Subcontractor” means the Subcontractor under any Major Subcontract.

“Meter” means the standard instrument(s) and equipment installed at the Site by Supplier as part of the System used to measure and record the Output delivered to the Host Customer at each Delivery Point.

“Notice to Complete” has the meaning established in Section 7.4.4.

“Notice to Proceed” has the meaning established in Section 3.4.1.

“Notice of Final Completion” has the meaning established in Section 7.7.1.

“Notice of Substantial Completion” has the meaning established in Section 7.4.1.

“Output” means the Electricity produced by the System delivered by System Owner to Host Customer at each Delivery Point.

“Party” or “Parties” has the meaning established in the introductory paragraph.

“Performance and Payment Bond” has the meaning established in Section 5.15.

“Performance and Payment Bond Issuer” means the surety company, which must have and maintain an A.M. Best rating of A or better and be authorized to do business in the state in which the System is located, which issues the Performance and Payment Bond in accordance with this Agreement.

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“Person” means any natural person, partnership, trust, estate, association, corporation, limited liability company, Governmental Authority or any other individual or entity.

“Premises” means Host Customer’s property, as described in Exhibit A.

“Prime Rate” means, for any day, the “PRIME RATE” as published from time to time in “The Money Rates” Section of The Wall Street Journal (U.S. Edition), as such “PRIME RATE” may change from time to time. In the event The Wall Street Journal ceases to publish the “PRIME RATE,” then the Parties shall agree as to a substitute reference which represents the base rate on corporate loans posted by major banks having one or more lending offices in New York, New York.

“Professional Engineer” and “P.E.” mean an engineer certified in the state in which the Work is being performed.

“Proprietary Property” has the meaning established in Section 12.4.1.

“Prudent Industry Practice” means the practices, methods and acts engaged in or approved by a significant portion of the solar energy industry and, to the extent applicable, the electric generation industry that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that reasonably should have been known at the time a decision was made, would have been expected to accomplish the desired result in a manner consistent with Law, reliability, safety, environmental protection, economy and expedition. If disputed, then the Parties shall consult with BEW Engineering, Inc., located in San Ramon, California (“BEW”), which shall make the final determination as to whether the particular practice, method or act in question constitutes “Prudent Industry Practice”; provided, however, (i) in the event either Party wishes to dispute BEW’s final determination in accordance with the mediation or arbitration proceedings set forth in Sections 19.2 or 19.3 hereof, then in such event, BEW’s final determination shall not bind the applicable mediator(s) or arbitrator(s) who conducts such proceedings, and (ii) notwithstanding anything in this Agreement to the contrary, if neither Party notifies the other Party in writing of its intent to dispute BEW’s final determination within fifteen (15) days after BEW makes such final determination, then BEW’s final determination shall be final, binding and non-appealable. If BEW or a successor to BEW does not exist at the time of such dispute then the Parties shall reasonably agree on an engineer reasonably experienced with solar projects similar to the System in the determination of the dispute.

“Punchlist” has the meaning established in Section 7.5.

“Site” means the areas on the Premises on which the Supplier will install the System, as described in Exhibit A.

“Site Suitability Notice” has the meaning established in Section 3.1.2.

“Solar Electricity Price” has the meaning established in Section 8.2.1.

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“Solar Energy Agreement” has the meaning established in Section 3.1.1.

“Solar Panel Manufacturer” means the manufacturer of solar panels to be used in the System, as identified in the Specifications.

“Specifications” means the design, technical specifications and criteria with respect to the System, the Work and the performance thereof that is attached hereto as Exhibit B and in accordance with Exhibit A, as each may be amended from time to time by mutual written agreement of the Parties.

“SREC” means a New Jersey–eligible Solar Renewable Energy Certificate as defined in N.J. Stat. §§ 48:3-5 1 and 14:8-2.2.

“Start-Up” means the pre-commissioning, commissioning, synchronization to the BES and associated testing of the System.

“Subcontract” means any agreement whereby a Subcontractor undertakes (a) to perform or provide any portion of the Work or (b) to provide all or a portion of the System required by any Person performing or providing any portion of the Work.

“Subcontractor” shall mean each direct or indirect subcontractor or supplier of Supplier with respect to the System or otherwise in connection with the Work.

“Substantial Completion” means, as certified by Supplier to System Owner pursuant to the Notice of Substantial Completion and accepted by System Owner:

(a)          Supplier’s completion of the Work at the Site, except for Punchlist items;

(b)          successful completion of the Commissioning Tests and Start-Up, as approved by the Independent Engineer;

(c)          delivery of a report, substantially in the form attached hereto as Exhibit J, that the System has successfully completed the Commissioning Tests (the “Commissioning Report”);

(d)          delivery of as-built drawings of the System and as-built details of materials and equipment comprising the System signed and sealed by a Professional Engineer;

(e)          delivery of all lien waivers from Supplier and Subcontractors, substantially in the form attached hereto as Exhibit N, that the System and the Premises are not subject to any mechanics’ lien, mechanics’ lien affidavit or other claim or encumbrance in the nature of a lien;

(f)          assignment of all Subcontractor and manufacturer’s warranties, including for System materials and equipment, as provided in Section 8.3;

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(g)          transfer of custody and control (but not title, which shall pass in accordance with Section 12.1.2) of the System to System Owner;

(h)          delivery of the documents set forth in Section 12.1.4 and all applicable Government Approvals (other than the New Jersey Clean Energy Program approvals) and Host Utility Documents;

(i)          delivery of 24-hour data at one minute intervals including power, irradiance, ambient temperature and module temperature; and

(j)          receipt of all New Jersey Clean Energy Program approvals, including final approval and registration of the System to generate SRECs.

“Substantial Completion Payment” has the meaning established in Exhibit L.

“Substantial Completion Review Period” has the meaning established in Section 7.4.2.

“Supplier” has the meaning established in the introductory paragraph.

“Supplier Indemnitees” has the meaning established in Section 13.1.2.

“Suspension Amount Cap” has the meaning established in Section 16.3.1.

“Suspension Notice” has the meaning established in Section 16.1.

“Suspension Period” has the meaning established in Section 16.1.

“System” means all equipment, facilities and materials, including apparatus, machinery, parts, Start-Up spares, special maintenance tools, components, appliances, interconnection and transmission equipment from the System to the BES, photovoltaic arrays, DC/AC inverters, wiring, Meters, monitoring software, tools, and any other property installed by Supplier as part of the Work prior to System Owner’s acceptance of Final Completion or pursuant to Article VII, for the purpose of, or incidental or useful to maintaining the use of the System and providing Output to Host Customer at each Delivery Point. The System is described more specifically in the Specifications; provided, that the System excludes any part of the BES after the Delivery Point. For the avoidance of doubt, the System includes the System Owner Supplied Equipment.

“System Manuals” means all equipment and materials manuals, System descriptions, System operating instructions, equipment and materials maintenance instructions and pertinent design documentation related to the System.

“System Owner” has the meaning established in the introductory paragraph.

“System Owner Indemnitees” has the meaning established in Section 13.1.1.

“System Owner Supplied Equipment” means any equipment that is the subject matter of any System Owner Supplied Equipment Contracts.

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“System Owner Supplied Equipment Contracts” means any sales contract between System Owner and one or more counterparties and any related purchase orders and procurement documents for any equipment that shall become part of the System.

“Taxes” means any and all license, documentation, recording and registration fees, and all taxes (including income, gross receipts, sales, use, personal property (tangible and intangible), real estate, excise and stamp taxes), levies, imposts, duties, assessments, fees, charges, and withholdings of any nature whatsoever, whether or not presently in existence, together with any penalties, fines, additions to tax, or interest thereon, imposed by any Governmental Authority.

“Treasury Guidance” means the U.S. Treasury Department’s program guidance publication entitled “Payments for Specific Energy Property in Lieu of Tax Credits under the American Recovery and Reinvestment Act of 2009,” dated July 2009 and as revised March 2010 and April 2011, the Frequently Asked Questions and Answers issued by the U.S. Treasury Department in respect thereof, and any other guidance, instructions, regulations or terms and conditions published or issued by the U.S. Treasury Department in respect of the ITC Cash Grant or any application therefor.

“Warranty” has the meaning established in Section 8.2.

“Warranty Period” means the period of time during which the Warranty is in effect. The Warranty Period shall begin on the date of Final Completion and shall continue for 60 months in accordance with all applicable New Jersey Board of Public Utilities requirements as published on or before the Effective Date; provided, such Warranty Period may be extended as set forth in Section 8.2.

“Work” means all acts required for the design, procurement, engineering, construction, Start-Up, performance of Commissioning Tests, and completion of the System as more fully described in the Specifications. Without limitation of the foregoing, the Work includes (a) selection and preparation of the Site necessary for construction of the System, including any required roof or Site preparation, (b) delivering P.E. signed and sealed drawings (c) placing of purchase order for, and procuring, components of the System (except for the System Owner Supplied Equipment); (d) supply and installation of the System; (e) assisting Host Customer with net metering arrangements with the Host Utility; (f) interconnection of the System with the BES, including provision of necessary interconnection equipment, (g) Start-Up and completion of the Commissioning Tests of the System, including (i) satisfaction of all requirements necessary to obtain the full Environmental Credits; (ii) scheduling and passing all inspections required by the New Jersey Board of Public Utilities to be eligible for Environmental Credits; (iii) obtaining all inspections, permits and approvals and submitting and processing all applications associated with registering and having the System become eligible to generate SRECs pursuant to the New Jersey Clean Energy Program; and (iv) providing System Owner all documentation, certifications or other evidence required to qualify for and claim, and otherwise cooperate with System Owner in qualifying for and claiming the ITC or the ITC Cash Grant with respect to the System; and (h) obtaining on behalf of System Owner all Government Approvals for the System, except for any approvals System Owner or Host Customer must obtain, in which case Supplier shall assist System Owner in obtaining such Government Approvals.

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Section 2.2           Interpretation.

In this Agreement, unless the context requires otherwise, the singular includes the plural and the plural the singular, words importing any gender include the other gender; references to statutes, sections or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding or supplementing the statute, section or regulation referred to; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation” or “but not limited to” or words of similar import; the word “or” shall be interpreted to mean “and/or” rather than “either/or”; references to Articles, Sections (or subdivisions of Sections), Exhibits, Annexes or Schedules are to those of this Agreement unless otherwise indicated; references to agreements and other contractual instruments shall be deemed to include all exhibits and appendices attached thereto and all subsequent amendments and other modifications to such instruments, and references to Persons include their respective successors and permitted assigns.

ARTICLE III
LIMITED NOTICE TO PROCEED; NOTICE TO PROCEED

Section 3.1           Limited Notice to Proceed with Engineering and Design.

Section 3.1.1           Prior to or contemporaneous with the execution and delivery of this Agreement by the Parties, (a) System Owner has entered into a binding Solar Energy Agreement with Host Customer (the “Solar Energy Agreement”), (b) Supplier has conducted the Site investigation as set forth in Section 1.1.3, and has provided notice to System Owner that the BES is safe and adequate to support the System, and (c) Supplier has delivered to System Owner the following documents: (i) the insurance certificates as required in Article XI, (ii) the licenses and registrations listed in Exhibit C, (iii) a fully executed and assignable Bill of Sale for the System (and any materials and equipment provided by Supplier as part of the System) in the form of Exhibit D, to be held in escrow by System Owner, which Bill of Sale shall be released out of escrow to System Owner or its designee upon Substantial Completion or the earlier termination of this Agreement, (iv) a fully executed and assignable lien waiver in the form of the “conditional waiver and release upon progress payment” provided in Exhibit N, to be held in escrow by System Owner, which lien waiver shall be released out of escrow to System Owner or its designee upon Substantial Completion Payment or the earlier termination of this Agreement, subject to Section 17.2.4(d), and (v) a fully executed and assignable lien waiver in the form of the “unconditional waiver and release upon final payment” provided in Exhibit N as described in Section 9.2.3(c), to be held in escrow by System Owner, which lien waiver shall be released out of escrow to System Owner or its designee upon Final Payment or the earlier termination of this Agreement, subject to Section 17.2.4(d).

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Section 3.1.2           Within ten (10) days of the execution and delivery of this Agreement, Supplier shall conduct the Site selection and inspection as set forth in Sections 5.1 and 5.3 (including the structural analysis of the roof to support the System and the geotechnical investigation) and shall deliver notice in the form attached hereto as Exhibit F (such notice the “Site Suitability Notice”) to System Owner that the Site selected is suitable as required therein. Timely delivery of the Site Suitability Notice is of the essence. Delivery by Supplier of a Site Suitability Notice stating that the Supplier has determined that the Site is suitable for the performance of the Work and the operation of the System as required in Sections 5.1 and 5.3 is a condition precedent to System Owner’s obligations under this Agreement. The satisfaction of the items listed in Section 3.1.1(a) through (c), together with delivery of the Site Suitability Notice stating that the Supplier has determined that the Site is suitable for the performance of the Work and the operation of the System as required in Sections 5.1 and 5.3, shall be deemed a limited notice to proceed. Upon such limited notice to proceed, Supplier shall commence preparation of the Design Work Product necessary to permit, procure, construct, install and deliver to System Owner the System meeting the Specifications set forth herein. Supplier shall deliver such completed Design Work Product to System Owner for review pursuant to Section 5.5.2, in accordance with the Construction Schedule.

Section 3.2           Conditions to Notice to Proceed.

Subject to the terms and conditions of this Agreement, each of the following conditions (collectively, the “Conditions to Notice to Proceed”) shall be satisfied or waived by the applicable Party prior to the issuance of the Notice to Proceed under this Agreement:

Section 3.2.1           Financing.

One or more third-party Lenders shall have delivered to System Owner a financing commitment or commitments in respect of the System on terms acceptable to System Owner, in its sole discretion.

Section 3.2.2           Government Approvals; Host Utility Documents.

Supplier shall have obtained the Government Approvals designated as items 1, 2, 4 and 5 on the list of all Government Approvals set forth in Exhibit E, including the Acceptance Letter indicating a valid commitment reasonably satisfactory to System Owner that the System will be eligible for and shall receive the benefit of the Environmental Credits, and such Government Approvals shall be in full force and effect; provided that Supplier shall not apply for such Government Approvals until such time as System Owner has approved the engineering design of the System as submitted to System Owner by Supplier pursuant to Section 3.2.3. Host Utility shall have issued or otherwise delivered to Supplier the Host Utility Documents, including notification that the interconnection of the System will be finally approved pursuant to New Jersey Administrative Code Title 14, Chapter 8, Subchapter 5.5, in each case, necessary for the engineering, procurement, installation and operation of the System, as contemplated by Sections 5.12.1 and 5.14.2, respectively. All Government Approvals and Host Utility Documents obtained pursuant to this Section 3.2.2 shall be obtained on behalf of and in the name of System Owner.

Section 3.2.3           Detailed Design and Engineering.

Supplier shall have submitted to System Owner and System Owner shall have approved the Design Work Product in accordance with the Construction Schedule, as contemplated by Sections 3.1.2 and 5.5.2.

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Section 3.3           Waiver and Satisfaction of Conditions to Notice to Proceed.

Section 3.3.1           The Conditions to Notice to Proceed described in Sections 3.2.1 and 3.2.3 may be waived only by System Owner. The Conditions to Notice to Proceed described in Section 3.2.2 may be waived only by both Parties.

Section 3.3.2           Each Party shall use commercially reasonable efforts to satisfy the Conditions to Notice to Proceed. Without limiting the generality of the foregoing, System Owner shall use commercially reasonable efforts to take all actions, and to do all things, including filing the appropriate applications, that are required in order to obtain a financing commitment or commitments from one or more third-party Lenders on terms acceptable to System Owner, in its sole discretion, and Supplier shall take all actions, and do all things, including filing the appropriate applications, that are required in order to obtain the Government Approvals, the Host Utility Documents and the commitment that the System will be eligible for and receive the benefit of the Environmental Credits. Each Party shall keep the other Party apprised as to its progress toward satisfying the Conditions to Notice to Proceed and any potential delays.

Section 3.4           Notice to Proceed.

Section 3.4.1           No later than ten (10) Business Days after completion or waiver by the applicable Party or Parties of all Conditions to Notice to Proceed pursuant to Article III, System Owner shall issue a notice to proceed to Supplier, notifying Supplier that it may commence performing the Work (the “Notice to Proceed”).

Section 3.4.2           The Notice to Proceed shall specify the date (the “Commencement Date”) on which Supplier is to commence performing the Work, which shall be no sooner than one (1) Business Day after System Owner’s issuance of the Notice to Proceed.

ARTICLE IV
RESPONSIBILITIES OF SYSTEM OWNER

Section 4.1           Cooperation for Government Approvals.

System Owner will cooperate with Supplier in obtaining, pursuant to Section 5.12, all requisite licenses, permits and approvals necessary for engineering, procurement, installation and operation of the System. System Owner agrees that, upon reasonable request of Supplier, it shall coordinate with Host Customer and Supplier in obtaining such Government Approvals.

Section 4.2           Location of and Access to the Site.

Section 4.2.1           System Owner shall arrange with Host Customer to provide reasonable, non-exclusive rights of ingress and egress for Supplier and all Subcontractors, in accordance with the Construction Schedule, to and from (a) the Site and (b) the installation laydown areas. Upon Supplier’s reasonable request, System Owner shall cooperate with and support Supplier in making any additional access arrangements with Host Customer.

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ARTICLE V

RESPONSIBILITIES OF SUPPLIER

Section 5.1           Site Selection.

Section 5.1.1           The Parties acknowledge that there shall be multiple Installations at various areas on the Premises. Supplier shall be solely responsible for selecting each appropriate area for the System in coordination with and with the approval of the Host Customer, in strict compliance with all applicable Laws and Prudent Industry Practices, and in accordance with this Agreement, which areas together shall constitute the Site.

Section 5.1.2           Supplier has been solely responsible for investigating the Site pursuant to Section 1.1.3 prior to the Effective Date, and is solely responsible for inspecting the Site prior to the issuance of the limited notice to proceed pursuant to Section 3.1.2 to determine that the Premises and the Site are suitable and acceptable for the installation, operation and maintenance of the System and without need of repair, including the ability of the roof or roofs comprising all or part of the Site to support the System, such that, following completion of the Work, the System will be able to operate on the roof or roofs as required by this Agreement for the useful life of the System, and the roof warranty will remain in full force and effect.

Section 5.2           Site Preparation.

Supplier shall be solely responsible for preparing the Site for the installation of the System, including any applicable roof or Site preparation.

Section 5.3           Site Conditions.

Section 5.3.1           Within the time period specified in Section 3.1.2, Supplier shall have inspected and satisfied itself as to all matters affecting the Site, including that the site meets the conditions specified in Section 5.1, access to the Site, adequacy of laydown or staging areas, geotechnical conditions (if applicable) and obstructions. Supplier shall assume the cost and risk of all conditions at the Site as and to the extent that such conditions may affect the Work or the operation of the System in accordance with the Specifications, other than (a) hazardous or environmental contamination caused by System Owner, Host Customer or another third party (other than any Subcontractors) or (b) subsurface or other conditions that could not have reasonably been known by Supplier without destructive inspection prior to the Commencement Date.

Section 5.3.2           Supplier will take reasonable measures to reduce or mitigate noise, dust, the spread of debris and construction materials during construction of the System. Supplier shall not allow waste materials or rubbish resulting from the construction of the System to accumulate at any areas where Work is being performed and shall maintain the Premises in a manner acceptable to Host Customer and suitable for Host Customer’s ongoing operations. Supplier shall perform all necessary daily cleanup and shall leave the Work areas “broom clean” at the end of each workday. Prior to or upon Final Completion, Supplier shall remove from the Premises all debris, extra materials, scaffolding, tools, machinery and other construction materials not constituting part of the completed System, to leave the Work areas clean and ready for use, and in substantially the same condition as before performance commenced under this Agreement, subject to the actual installation of the System and reasonable wear and tear. Any costs incurred by System Owner in cleaning Supplier’s Work areas or staging or laydown areas shall be deducted from any amounts due Supplier hereunder. Supplier shall use and dispose of any “hazardous materials” (as such term is defined in any applicable Laws), if any, brought to the Site or the Premises in connection with the construction and installation of the System in accordance with all applicable Laws.

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Section 5.3.3           In the event that Supplier discovers any such hazardous materials existing on the Premises that Supplier reasonably believes may require removal or remediation, or that otherwise impairs or prevents the construction and installation of the System, Supplier shall promptly notify System Owner, and Supplier shall suspend construction of the System until such time as the hazardous substance has been removed and the Premises remediated, or it has been determined that no such remediation is required, and any costs and delays related to such suspension shall be subject to Section 16.3 , so long as neither Supplier nor any of its Subcontractors brought such hazardous materials to the Premises. Supplier shall have no responsibility or liability in respect of hazardous material existing at the Premises (other than any hazardous materials brought to the Premises by or on behalf of Supplier or any Subcontractor). In the event that Supplier or any of its Subcontractors, or any of either of their respective employees, subcontractors, material suppliers, agents or representatives, causes the release or discharge of any hazardous materials or toxic substances on the Site or the Premises, Supplier shall be responsible for remediating such release or discharge as required by all applicable Law and in accordance with Prudent Industry Practice and all other applicable industry standards.

Section 5.4           Commencement of the Work.

Supplier shall not commence performance of the Work, except with respect to those portions of the Work necessary to achieve the Conditions to Notice to Proceed, unless and until System Owner has provided Supplier with a written Notice to Proceed as provided in Section 3.4.

Section 5.5           Work.

Section 5.5.1           Supplier shall perform the Work in a good and workmanlike manner and consistent with local building codes, national electrical standards, standards of professional care, Prudent Industry Practices, skill, diligence and competence applicable to good engineering, construction and project management practices, all Government Approvals, applicable Law, the Specifications and all other requirements of this Agreement.

Section 5.5.2           Supplier shall submit to System Owner all drawings, designs, specifications and other materials associated with the Work (the “Design Work Product”) for System Owner’s review and approval. The Design Work Product will include Professional Engineer signed and sealed photovoltaic and electrical drawings, a signed and sealed structural analysis and a complete civil design, including New Jersey Department of Environmental Protection approvals and approvals of other applicable Governmental Authorities. System Owner shall, within ten (10) Business Days of submittal (the “Design Review Period”), review such Design Work Product for general compliance with the scope of the Work hereunder and either offer any comments on such Design Work Product or provide its approval of such Design Work Product. If System Owner provides any comments on such Design Work Product, then Supplier shall address such comments and resubmit such Design Work Product for System Owner review and approval as provided in the prior sentence but Owner may not unreasonably refuse to approve the Design Work Product and shall support any disapproval with a detailed engineering basis in support of its position. Design Work Product shall be deemed approved by System Owner for purposes herein if, following such submission (or resubmission, as applicable) System Owner fails to complete its review or provide any comments within the Design Review Period. Notwithstanding the above, System Owner’s approval of any Design Work Product shall not relieve Supplier of its responsibility (a) for correct and adequate design of the System, as set forth herein, or (b) to comply fully with the standards and requirements specified herein.

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Section 5.6           Construction Schedule and Status Reports.

Section 5.6.1           Subject to the provisions of Article XVI and Article XVIII, Supplier shall perform the Work in accordance with or in advance of the Construction Schedule, attached hereto as Exhibit G. Supplier affirms that it has reviewed the Construction Schedule and that Supplier is capable of performing and completing the Work in accordance with the Construction Schedule subject only to the extent of any delays excused in accordance with this Agreement. Timely performance of the Work in accordance with the Construction Schedule is of the essence. Supplier shall provide System Owner with written status reports of the Work on the fifth (5th) Business Day of each month, including explanations of any deviations from the Construction Schedule and addressing the subject matters set forth on Exhibit H.

Section 5.6.2           Supplier shall complete the Work and shall achieve Substantial Completion by the Guaranteed Substantial Completion Date.

Section 5.6.3           Subject to the availability of labor and equipment to Supplier, System Owner shall have the right, from time to time, to require that Supplier perform the Work in advance of the Construction Schedule, provided that System Owner shall reimburse Supplier for all actual labor overtime expenses incurred by Supplier in such acceleration of the Construction Schedule.

Section 5.7           Materials, Equipment and Services.

Section 5.7.1           Supplier shall perform, provide or procure all services, tools and materials and equipment required for performance of the Work (except for the System Owner Supplied Equipment) and shall perform all services related to such procurement including inspection, expediting, shipping, unloading, receiving, inventory, customs clearance and claims of all such materials and equipment. In addition, Supplier shall inspect, unload and receive all System Owner Supplied Equipment. Unless approved in writing by System Owner, all materials and equipment, including the System Owner Supplied Equipment, shall be new and of a quality equal to or better than that provided for in the Specifications.

Section 5.7.2           Without limiting the generality of Section 5.7.1, the solar panels comprising the System shall have a standard test conditions rating equal to the stated nameplate capacity of such solar panels, as may be set forth in the Specifications.

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Section 5.8           Supplier Government Approvals.

Supplier, at its own expense and in its own name, shall obtain and maintain all Government Approvals necessary for the ordinary conduct of its business as contemplated by this Agreement, including any Government Approvals to engage in business in the state in which the Work is to be performed and those licenses and registrations listed in Exhibit C.

Section 5.9           Conduct of the Work at the Site.

Section 5.9.1           Control of the Work. Supplier shall supervise and direct the Work at the Site using Supplier’s best skill and attention. Supplier shall be solely responsible for the adequacy of all means, methods, techniques, sequences and procedures for performing the Work, for implementing safety precautions and programs and for coordinating all portions of the Work. Supplier and its Subcontractors shall be responsible for any and all loss or damage to their owned or rented property or property of their employees (which shall include any individuals hired as independent contractors or temporary laborers) of whatever kind or nature, including tools, equipment and forms.

Section 5.9.2           Property Damage. In the performance of the Work, Supplier will protect and preserve public and private property (including the Premises) and shall exercise reasonable precautions necessary to prevent damage thereto. If Supplier, any Subcontractors or any employees or contractors of either directly or indirectly cause any damage to any such property, then Supplier at Supplier’s expense will immediately repair, rebuild or otherwise restore the same or otherwise make whole such damage so as to restore it to its condition immediately prior to such damage in a manner reasonably acceptable to the owner thereof.

Section 5.9.3           Personnel and Qualifications. Supplier shall provide all labor and personnel required for the proper performance of the Work. Supplier shall, and shall ensure that each Subcontractor shall, use qualified labor and personnel in accordance with Prudent Industry Practice. Supplier shall not use, or permit any Subcontractor to use, in the performance of the Work any personnel reasonably deemed to be incompetent, careless or unqualified to perform the work assigned to such Person. Supplier shall provide qualified personnel in sufficient numbers to assure the timely completion of the Work. All personnel, including Subcontractors, shall be licensed and insured to the extent required by applicable Law or Prudent Industry Practice to perform the Work.

Section 5.9.4           Access to the Site. Supplier acknowledges that its access to and use of the Site will not be unlimited or uninterrupted, and that such access and use shall be subject to the other requirements of System Owner and Host Customer, including any access restrictions or limitations imposed by Host Customer in the case of an emergency pursuant to the Solar Energy Agreement. Supplier and its Subcontractors and their respective personnel shall occupy and use the Site solely for the purpose of performing the Work in accordance with the provisions of this Agreement. Supplier shall not occupy or use any part of the Site, the Premises (or Host Customer’s adjacent property) for any purpose, operation or use that is not necessary or incidental to the performance of the Work. Supplier’s and all Subcontractors’ personnel shall enter and leave the Site only through specific points of ingress and egress specified by System Owner, which points of ingress and egress may be changed by System Owner by providing written notice to Supplier. Supplier shall take all actions necessary to prevent unauthorized access to and trespass on the System and to prevent harm or damage to the System, and shall perform the Work during regular business hours except as may be required and reasonably requested. Notwithstanding any provisions herein to the contrary, System Owner shall coordinate and cooperate with Supplier so that Supplier shall have access to the Site in accordance with Section 4.2.

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Section 5.10           Compliance with Applicable Law.

Supplier will ensure that the Work complies with applicable Law, rules and regulations, and will not proceed with Work in violation thereof.

Section 5.11           Safety.

Section 5.11.1         Supplier’s performance of the Work shall include the provision of all necessary safety devices required by (a) applicable Governmental Authorities (including the Occupational Safety and Health Administration), (b) applicable Law, (c) Government Approvals, and (d) to the extent information with respect to such requirements is provided by System Owner to Supplier, the safety requirements of Host Customer, System Owner and their insurers. Work performed and materials and equipment provided hereunder shall comply in every respect with all such requirements.

Section 5.11.2         Supplier shall initiate, maintain and supervise reasonable safety precautions and programs in connection with the performance of the Work, including taking reasonable precautions for the safety of, and providing reasonable protection to prevent damage, injury or loss to (a) Persons employed or hired by Supplier or Subcontractors in connection with the Work and other Persons at the Premises who may be affected by the Work, (b) materials and equipment to be incorporated into the System, and (c) other property at the Premises.

Section 5.12           Government Approvals and Programs.

Section 5.12.1         Supplier Responsibility. Except for those Government Approvals obtained in the name of Supplier pursuant to Section 5.8, Supplier shall obtain all Government Approvals necessary for the performance the Work, including those Government Approvals required in Exhibit E, at Supplier’s expense and on behalf of and in the name of System Owner. Supplier shall keep System Owner reasonably informed of the progress made with respect to obtaining such Government Approvals, and shall comply with System Owner’s reasonable instructions with respect thereto. Upon System Owner’s request, Supplier shall also be responsible for assisting Host Customer in obtaining any Government Approvals Host Customer must obtain in order for Supplier to perform the Work. If required by any Governmental Authority, Supplier will, on behalf of System Owner and with System Owner’s assistance, obtain in a timely manner and provide evidence of all requisite rights in land, water and access, together with surveys and legal descriptions thereof. Supplier shall also be responsible for coordinating with Governmental Authorities, test laboratories and any other Persons, as necessary, for the administration of any testing or the taking of any other action necessary to demonstrate the System’s compliance with all applicable Government Approvals and Law. The Contract Price includes full and complete compensation to Supplier for obtaining all applicable Government Approvals and complying with and maintaining such Government Approvals in full force and effect through Final Completion.

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Section 5.12.2         Ownership of Government Approvals. All permits and approvals obtained pursuant to Section 5.12.1 related to the ownership and operation of the System shall be owned and controlled by System Owner. Without limiting the generality of the foregoing, upon request by System Owner, Supplier shall take all actions, and do all things, necessary to facilitate and to confirm the ownership and control by System Owner of such permits and approvals.

Section 5.12.3         Compliance. Supplier acknowledges that the ITC Cash Grant is conditioned on compliance with (i) the applicable provisions and regulations of ARRA and the Treasury Guidance and (ii) the ITC Cash Grant Requirements, as set forth on Exhibit Q. Supplier shall perform the Work in strict compliance with all of the terms and conditions of the Government Approvals and this Agreement, and shall use its commercially reasonable efforts to comply, and shall cause all Subcontractors to comply, with the terms of the ITC Cash Grant Requirements, as set forth on Exhibit Q, all applicable provisions and regulations of ARRA, applicable Law, and all of the terms and conditions of the Government Approvals. Supplier further agrees that it shall not, and shall cause all Subcontractors not to, do or omit to do anything that may cause non-compliance with the ITC Cash Grant Requirements, any applicable provision or regulation of ARRA, any applicable Law, or any of the terms and conditions of the Government Approvals. In addition, and without in any way limiting the foregoing, Supplier agrees that it shall provide information reasonably requested by System Owner necessary to satisfy the requirements of the ITC Cash Grant, all applicable provisions and regulations of ARRA, applicable Law, and all of the terms and conditions of the Government Approvals.

Section 5.12.4         General. Supplier shall take all necessary actions, including those set forth on Exhibit P, to cause System Owner to be able to satisfy all of its obligations to Host Customer under the Solar Energy Agreement in connection with obtaining all permits, approvals, and other authorizations that may be required by any Governmental Authority or by the interconnected Host Utility.

Section 5.13           Environmental Credits.

Supplier shall take all actions, and do all things (including providing all applicable documentation for System Owner’s and Host Customer’s execution, as applicable), necessary to obtain a valid commitment reasonably satisfactory to System Owner from the applicable Governmental Authority that the System will be eligible for and shall receive the benefit of the Environmental Credits. All economic benefits, and, to the extent possible under applicable Law, all ownership rights relating to Environmental Credits shall be for the benefit of System Owner, and Supplier shall make no claim on such benefits. The Parties agree that each intends that to the extent possible all available Environmental Credits and all economic benefits relating to any available Environmental Credits related to or arising out of this Agreement and the System shall belong to and shall be for the sole benefit of System Owner, and to the extent Supplier may have any interest in such Environmental Credits and benefits from time to time, Supplier hereby makes an absolute assignment of all such Environmental Credits and benefits to System Owner to the fullest extent allowed by law.

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Section 5.14           Interconnection Facilities; Net Metering.

Section 5.14.1         Supplier shall install the Meter and monitoring system, in accordance with the System Owner’s approved design, at each Delivery Point to measure the amount of Output to be delivered to Host Customer.

Section 5.14.2         Supplier shall take all actions, and do all things, necessary to obtain the Host Utility Documents, including those actions set forth on Exhibit P. Without limiting the generality of the foregoing (a) Supplier shall provide and review with Host Customer a recommended design of facilities for the interconnection of the System with the BES, (b) Supplier shall assist and advise Host Customer in obtaining its net metering arrangements with Host Utility, and (c) Supplier shall take all reasonably necessary actions, including those set forth on Exhibit P, so that Host Customer may finalize all such arrangements, and Supplier shall cooperate with System Owner and Host Customer for the purposes of Host Customer’s maintaining such arrangements.

Section 5.15           Performance and Payment Bond.

Section 5.15.1         As security for the performance of its obligations under this Agreement, Supplier shall, within twenty (20) Business Days of the Effective Date, provide System Owner with a performance bond as well as a labor and material payment bond (collectively, the “Performance and Payment Bond”) from the Performance and Payment Bond Issuer in the amounts and substantially in the form set out in Exhibit I, assuring that the Performance and Payment Bond Issuer shall be responsible to System Owner pursuant to the terms of the Performance and Payment Bond.

Section 5.15.2         The Performance and Payment Bond shall provide a limited warranty to the System Owner that guarantees to the System Owner that the Work shall be and remain free from Defects in materials and equipment and workmanship (exclusive of any defects in the manufacturing of materials and equipment installed on the project) for a period not to exceed twelve (12) months from Substantial Completion.

Section 5.15.3         For purposes of clarity, any warranty obligations of Supplier to the System Owner under Article VIII that extend beyond such twelve (12) month period shall not be covered under the Performance and Payment Bond, and nothing in this Section 5.15 shall limit the obligations of Supplier under Article VIII.

Section 5.16           System Owner Supplied Equipment.

Section 5.16.1         System Owner Supplied Equipment Generally.

(a)          Supplier acknowledges that System Owner has directly entered into System Owner Supplied Equipment Contracts for the supply of the System Owner Supplied Equipment. Nonetheless, Supplier acknowledges that the subject matter of the System Owner Supplied Equipment Contracts that have been disclosed to Supplier as provided in Section 5.16.2(a) is, or shall be deemed, Work to be provided or performed by Supplier hereunder. Except as expressly stated herein or as System Owner otherwise directs, Supplier shall act on behalf of System Owner with respect to all System Owner Supplied Equipment Contracts to the same extent and in the same manner as if such System Owner Supplied Equipment Contracts were Subcontracts for all purposes hereunder.

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(b)          Supplier shall ensure that any Work performed in connection with the System Owner Supplied Equipment Contracts shall be performed in compliance with the Specifications.

Section 5.16.2         Delivery of System Owner Supplied Equipment Contracts.

(a)          As of the Effective Date, System Owner has delivered to Supplier all System Owner Supplied Equipment Contracts; provided, that System Owner may redact certain confidential information in its reasonable discretion, such as the price and other payment provisions of such System Owner Supplied Equipment Contracts. Supplier has reviewed such System Owner Supplied Equipment Contracts and has determined that each such System Owner Supplied Equipment Contracts conforms with the Specifications. On or before the Effective Date, Supplier shall deliver written notice substantially in the form of Exhibit R affirming conformity to System Owner.

(b)          System Owner shall not amend or modify any System Owner Supplied Equipment Contract in any manner that affects the Work or the Construction Schedule without the review and consent of Supplier, which review and consent shall not be unreasonably withheld or delayed.

Section 5.16.3         Responsibilities and Rights under System Owner Supplied Equipment Contracts.

(a)          System Owner hereby grants to Supplier authority to act on behalf of System Owner, as agent, solely in connection with performing any obligation under or exercising any rights (including rights to damages and warranties) with respect to the System Owner Supplied Equipment Contracts. At any time following Supplier’s material breach of this Agreement, System Owner may, in its sole discretion, revoke or otherwise limit such authority of Supplier granted hereby. System Owner will notify its counterparties under the applicable System Owner Supplied Equipment Contract regarding Supplier’s authority hereunder. Supplier shall fully perform all such obligations and exercise all such rights of the System Owner under the System Owner Supplied Equipment Contracts until Final Completion, except for obligations of the System Owner to make payments due thereunder.

(b)          If Supplier fails in any material respect to perform any duties, responsibilities or obligations or exercise any rights under the System Owner Supplied Equipment Contracts as provided in Section 5.16.3(a), then System Owner reserves the right to perform such duties, responsibilities or obligations or exercise such rights.

(c)          Title to the System Owner Supplied Equipment shall remain at all times with System Owner.

(d)          The Contract Price specifically excludes any System Owner Supplied Equipment.

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Section 5.16.4         Consideration for Obligations.

Supplier hereby acknowledges and agrees that the Contract Price, as may be adjusted hereby, to be paid by the System Owner to the Supplier encompasses adequate and full consideration for Supplier’s obligations hereunder with respect to any System Owner Supplied Equipment Contracts, including with respect to those obligations set forth in Section 5.16.3.

ARTICLE VI
SUBCONTRACTS

Section 6.1           Subcontractors.

Supplier may enter into one or more Subcontracts with respect to any item of the System or any other component of the Work; provided that notwithstanding anything to the contrary in this Agreement, Supplier shall provide System Owner with the names of all Subcontractors prior to entering into any Subcontracts. All Subcontractors performing any component of the Work shall be licensed and insured, consistent with applicable Law, Prudent Industry Practices and reasonable commercial practices. Without limiting the generality of the foregoing, each Subcontractor shall have all licenses and registrations required to perform the Work to be performed by such Subcontractor, including all licenses and registrations to perform the Work in the State of New Jersey, and each Subcontractor shall have any business registration certificate required to perform the Work; upon written request by System Owner, Supplier shall, and shall cause each Subcontractor to, provide reasonable evidence of same to System Owner, which evidence System Owner may provide to Host Customer. Supplier shall provide System Owner with prior written notice and request for System Owner consent as to each Major Subcontractor that will be performing the installation activities at the Premises. Request for System Owner consent will include evidence of licenses, registrations and insurance and a detailed description of each Major Subcontractor’s scope of work. System Owner will have five (5) business days to accept or reject each Major Subcontractor.

Section 6.2           Subcontractor Information.

Supplier shall furnish copies of Subcontracts or purchase orders or such other information with respect to its Subcontractors as System Owner or the Lenders may reasonably request, provided that Supplier may redact certain proprietary information in its reasonable discretion, such as the actual dollar amounts of such purchase orders. Notwithstanding the foregoing, if and to the extent any of System Owner’s or any Lender’s auditors or appraisers or any Governmental Authority reasonably require any such redacted confidential information, Supplier shall allow such auditors or appraisers, as applicable, to review such confidential information at Supplier’s office location; provided that such auditors or appraisers shall be informed of their obligation to hold such confidential information in confidence, consistent with such auditors’ or appraisers’ usual and customary practice.

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Section 6.3           Supplier Responsible for Work.

Supplier shall be fully responsible for each of the various portions of the Work so that all items thereof conform in all respects to the requirements of this Agreement regardless of any failure of any Subcontractor to perform, or any disagreement between any Subcontractors or between any Subcontractors and Supplier, or System Owner’s approval of any Subcontract or Subcontractor. No Subcontract shall be construed to relieve Supplier of any obligation or liability hereunder.

Section 6.4           Terms in Subcontracts.

Section 6.4.1           All Work performed for Supplier by a Subcontractor shall be pursuant to a written Subcontract between Supplier and such Subcontractor. No Subcontract shall bind or purport to bind System Owner. Each Subcontract shall contain provisions that reasonably preserve and protect all the rights of System Owner under this Agreement and to the Work to be performed under the Subcontract, so that the subcontracting of such Work will not prejudice such rights.

Section 6.4.2           Supplier (and its successors and assigns) shall ensure that all Major Subcontracts are assignable from Supplier to System Owner upon the expiration or termination of this Agreement without the further consent of the applicable Subcontractor.

ARTICLE VII
COMPLETION OF THE WORK

Section 7.1           System Owner Access to System during Work.

System Owner shall at all times, upon reasonable advance notice to Supplier and subject to compliance with Supplier’s reasonable safety requirements, have access to (a) the System wherever it is in preparation and progress and (b) the Site, at all hours of each day during each stage of construction, Start-Up, testing and completion of the System. System Owner shall also be entitled to maintain staff to observe the progress and quality of the Work and to observe tests and inspections.

Section 7.2           Interconnection to BES.

Supplier shall give System Owner notice that it intends to interconnect the System to the BES not less than seven (7) days before interconnection of the System to the BES. Upon request from System Owner, Supplier shall schedule such interconnection and any required shutting down of the BES on a night or weekend. In the event that any required shutting down of the BES continues for more than four (4) hours, Supplier shall provide a generator to provide power to the BES for the duration of such shutting down of the BES.

Section 7.3           Commissioning Tests.

Section 7.3.1           Consistent with its obligations with respect to the Construction Schedule, Supplier shall, upon not less than ten (10) Business Days notice to System Owner and the Independent Engineer, in the presence of the Independent Engineer and, at System Owner’s option, a representative of System Owner and the Host Customer, perform the Commissioning Tests in accordance with the test protocols set forth in Exhibit J.

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Section 7.3.2           Supplier shall, upon not less than ten (10) Business Days notice to System Owner and the Independent Engineer, in the presence of the Independent Engineer and, at System Owner’s option, a representative of System Owner and the Host Customer, perform other industry standard tests as part of the Commissioning Tests as reasonably requested by System Owner.

Section 7.4           Substantial Completion.

Section 7.4.1           When Supplier believes that it has achieved the requirements of Substantial Completion, Supplier shall provide written notice (the “Notice of Substantial Completion”) to System Owner stating that Supplier has achieved Substantial Completion, together with copies of all documents (as identified in the definition of Substantial Completion) that are required to be delivered to System Owner to meet Substantial Completion that have not been previously delivered.

Section 7.4.2           Upon receipt of the Notice of Substantial Completion, System Owner shall promptly proceed to obtain Independent Engineer’s review and approval of the Notice of Substantial Completion and the Commissioning Report within a reasonable time, but in no event more than ten (10) Business Days following receipt of the Notice of Substantial Completion and all accompanying documents or such longer period of time as specified in the Construction Schedule (the “Substantial Completion Review Period”).

Section 7.4.3           Supplier shall provide System Owner with reasonable notice of the date and time of the inspection or review of the System by a representative of the applicable Governmental Authority or Host Utility, if required, for purposes of achieving Substantial Completion, and System Owner shall have the right to have one or more representatives and the Independent Engineer present during such inspection or review. If the representative of the applicable Governmental Authority or Host Utility notifies Supplier or System Owner that the requirements for achieving Substantial Completion have not been achieved, then Supplier shall promptly take such action as necessary to achieve such requirements and, to the extent applicable, schedule another inspection or review of the System. Such procedure shall be repeated until such inspection or review has been satisfactorily completed and approved.

Section 7.4.4           If System Owner and the Independent Engineer approve the Notice of Substantial Completion, System Owner shall, within the Substantial Completion Review Period, (a) notify Supplier of its approval and (b) issue written notice to Supplier to complete the Work (the “Notice to Complete”).

Section 7.4.5           If System Owner or the Independent Engineer has a reasonable basis not to approve the Notice of Substantial Completion because the requirements for Substantial Completion have not been met, System Owner shall, within the Substantial Completion Review Period, notify Supplier of its non-approval and include a detailed explanation for the basis thereof. Supplier shall promptly undertake such action or work as necessary to achieve such requirements and shall then issue another Notice of Substantial Completion to System Owner stating that Supplier believes that such requirements have been achieved. Such procedure shall be repeated until Substantial Completion is achieved. If Supplier disputes the reasons stated in System Owner’s notification, then such dispute shall be resolved in accordance with Article XIX.

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Section 7.5           Punchlist

During the Substantial Completion Review Period, System Owner shall, or shall cause its Independent Engineer to, generate a list of Work, if any, which remains to be completed after Substantial Completion (the “Punchlist”) and provide the Punchlist to Supplier. The Punchlist shall include the proposed time limits within which Supplier will complete such remaining Work, which shall be no later than the time period specified in Section 7.7.1 to achieve Final Completion.

Section 7.6           Certain Damages.

Section 7.6.1 The Parties agree that it would be extremely difficult and impracticable under currently known and anticipated facts and circumstances to ascertain and fix the actual damages System Owner would incur if the conditions for Substantial Completion of the System are not satisfied (or otherwise waived by System Owner) by the Guaranteed Substantial Completion Date (other than for delays caused directly and solely by the occurrence of a Force Majeure Event). Accordingly, in addition to System Owner’s remedies hereunder, including all other damages recoverable by System Owner hereunder, whether as the result of delay or otherwise, Supplier shall pay to System Owner, as liquidated damages and not as a penalty, the following amounts, which the Parties deem reasonable in light of (1) the anticipated harm caused, (2) the difficulties of proof of loss and (3) the inconvenience or non-feasibility of otherwise obtaining an adequate remedy:

(a)          The applicable per diem dollar amounts set forth in Exhibit O for each day (or portion of a day) after the Guaranteed Substantial Completion Date that Substantial Completion has not been achieved, unless and to the extent of any excused delays in accordance with this Agreement. Such liquidated damages shall continue to accrue and be payable hereunder until such date as Substantial Completion is achieved or the Work is completed by a replacement contractor following termination of this Agreement in accordance with Section 7.6.2.

(b)          Supplier shall pay to System Owner the liquidated damages payable pursuant to Section 7.6.1(a) on the last Business Day of each month following the Guaranteed Substantial Completion Date (including the month in which the Guaranteed Substantial Completion Date falls). Any such liquidated damages amounts not paid when due shall accrue interest at the Prime Rate plus one and one half percent (1.5%) until paid.

Section 7.6.2           If Substantial Completion has not occurred by the date that is thirty (30) days following the Guaranteed Substantial Completion Date due to Supplier’s failure to perform pursuant to this Agreement, System Owner may terminate this Agreement pursuant to Section 17.1.2, retain all liquidated damages assessed pursuant to Section 7.6.1, and pursue all of its remedies hereunder, including all other damages recoverable by System Owner pursuant to Sections 17.3 and 20.11. For purposes of clarity, the liquidated damages paid pursuant to Section 7.6 are not the exclusive remedy or damages available to the Parties.

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Section 7.7           Final Completion.

Section 7.7.1           Supplier shall achieve Final Completion within forty-five (45) days after receipt of the Notice to Complete. When Supplier believes that it has achieved the requirements of Final Completion, Supplier shall deliver written notice (the “Notice of Final Completion”) to System Owner stating that Supplier has achieved Final Completion together with any supporting documents evidencing completion of all Work and items on the Punchlist.

Section 7.7.2           Within ten (10) Business Days following receipt of the Notice of Final Completion (the “Final Completion Review Period”), if System Owner and the Independent Engineer determine that Supplier has achieved Final Completion, System Owner shall provide written notice to Supplier certifying the same in accordance with the requirements herein. If System Owner or the Independent Engineer has a reasonable basis not to approve the Notice of Final Completion because the requirements for Final Completion have not been met, System Owner shall, within the Final Completion Review Period, notify Supplier of its non-approval and include a detailed explanation for the basis thereof. Supplier shall promptly undertake such action or work as necessary to achieve such requirements and shall then issue another Notice of Final Completion to the System Owner stating that Supplier believes that such requirements have been achieved. Such procedure shall be repeated until Final Completion is achieved. If Supplier disputes the reasons stated in System Owner’s notification, then such dispute shall be resolved in accordance with Article XIX.

ARTICLE VIII
WARRANTIES

Section 8.1           Warranty.

Section 8.1.1           The System shall be designed, engineered, constructed and installed in a workmanlike manner using new materials and equipment. The Work shall strictly conform to the requirements of this Agreement (including the Specifications) and applicable Laws, and the Work (including any roof or Site preparation) shall be and remain free from Defects in design, materials and equipment, and workmanship for the Warranty Period. Supplier shall cause all manufacturer’s or other warranties with respect to the roof, solar panels, the inverters and the mounting system to be assigned to, and for the benefit of, System Owner, its successors and permitted assigns as provided in Section 8.3.

Section 8.1.2           Supplier further warrants that all System Manuals, System drawings and materials and equipment details and specifications delivered by Supplier to System Owner hereunder are accurate, current, complete and authentic.

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Section 8.2           Remedy for Nonconformance with Warranty.

Section 8.2.1         If System Owner discovers that the System (including any items of material or equipment incorporated therein and not otherwise covered by a manufacturer’s warranty) or that any of the Work performed by Supplier hereunder fails to conform to any of the warranties set forth in Section 8.1 (the “Warranty”), then System Owner shall give written notice of the nonconformity with reasonable promptness following System Owner’s discovery thereof and in no event later than thirty (30) days after the expiration of the Warranty Period. Upon receipt of such notice, Supplier shall repair or replace, or cause the repair or replacement of, the nonconformity, at the sole cost and expense of Supplier. Supplier shall perform its remedial obligations in a timely manner consistent with System Owner’s reasonable requirements. Any part of the Work so repaired, replaced or corrected shall be similarly warranted for the later of (a)  a period of twelve (12) months from the date of such repair, replacement or correction or (b)   until the end of the original Warranty Period. In the event Supplier does not repair or replace the nonconformity within said thirty (30) day period, it shall be liable for the sum of (1) the product of (A) the number of kilowatt hours of Electricity not delivered or accepted due to the failure to repair or replace the nonconformity, determined on the basis of the Expected Output level for such period of non-delivery multiplied by (B) the then-effective solar electricity price (“Solar Electricity Price”) under the Solar Energy Agreement plus (2) the value of the Environmental Credits associated with such kilowatt hours determined in accordance with clause (1) of this Section 8.2.1 that were not available due to the failure to repair or replace the nonconformity, based upon market value of such Environmental Credits reasonably determined by an existing agreement for the purchase and sale of the System’s Environmental Credits, if such agreement is in place, or market data (determined by spot market quotes from at least three reputable brokers), if such an agreement is not in place until such time as the repair or nonconformity is repaired or replaced.

Section 8.2.2          If Supplier does not use its reasonable efforts to commence and diligently pursue a remedy within thirty (30) days after written notice of a nonconformity, other than a nonconformity affecting capacity, then System Owner, after written notice to Supplier, may perform or have performed by qualified and vendor-authorized third parties the necessary remedy consistent with the Specifications, and Supplier shall be liable for all direct, reasonable and documented costs (including overhead), charges and expenses (including transportation and expediting fees) incurred by System Owner in connection with such remedy.

Section 8.2.3          Notwithstanding Section 8.2.2, if a nonconformity affects the capacity of the System during the warranty period, Supplier shall commence and diligently pursue a remedy within three (3) days after written notice from System Owner. If Supplier does not so commence and diligently pursue a remedy, System Owner may perform or have performed by qualified and vendor-authorized third parties the necessary remedy consistent with the Specifications, and Supplier shall be liable for all direct reasonable and documented costs (including overhead), charges and expenses (including transportation and expediting fees) incurred by System Owner in connection with such remedy.

Section 8.2.4          Supplier shall correct and re-perform any engineering or design Work that does not conform to all of the warranties set forth in this Article VIII and perform or cause to be performed remedial construction work or rework that is required to effect such re-performed engineering or design Work, all at the cost and expense of Supplier.

Section 8.2.5          Supplier shall be responsible for all other costs and expenses necessary to determine the need for, and to secure access to and perform, remedial Work, including cost of materials and labor.

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Section 8.3           Assignment of Subcontractor Warranties.

Section 8.3.1          Supplier shall cause all Subcontractor and manufacturer’s warranties with respect to the Work and the System to be assigned to, and for the benefit of, System Owner, its successors and permitted assigns, including any roof warranty, effective as of Substantial Completion, and Supplier shall cause each such Subcontract to include a provision whereby each such Subcontractor and manufacturer consents to such assignment of warranty to System Owner. Supplier shall cause all other remaining Subcontractor and manufacturer’s warranties to be assigned to, and for the benefit of, System Owner, its successors and permitted assigns, effective as of the expiration of the Warranty Period; provided, that System Owner shall at all times have the right to enforce any warranty thereunder in the event Supplier does not, or is unable to, enforce such rights. System Owner and Supplier shall cooperate in good faith with each other in enforcing any warranty in the event such cooperation is necessary or desirable for the enforcement of the warranty. The forms of each manufacturer’s warranty for the solar panels and inverters is attached as Exhibit K. All warranties shall be transferable by System Owner to any successor in interest to the System or the materials and equipment incorporated therein.

Section 8.3.2          During the Warranty Period and unless instructed in writing by System Owner otherwise, Supplier shall coordinate and facilitate all claims by System Owner (a) under such warranties assigned under Section 8.3.1 and (b) under any warranties with respect to the System Owner Supplied Equipment (to the extent allowed in the System Owner Supplied Equipment Contracts).

Section 8.4          Exclusive Warranties.

THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL WARRANTIES, EXPRESSED OR IMPLIED, OF PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CUSTOM, USAGE OR OTHERWISE. THERE ARE NO OTHER WARRANTIES, AGREEMENTS OR UNDERSTANDINGS THAT EXTEND BEYOND THOSE SET FORTH IN THIS AGREEMENT WITH RESPECT TO THE SYSTEM OR THE WORK. NO OTHER WARRANTY, ORAL OR WRITTEN, WHICH MIGHT HAVE BEEN GIVEN BY AN EMPLOYEE, AGENT OR REPRESENTATIVE OF SUPPLIER, IS AUTHORIZED BY SUPPLIER.

Section 8.5       Exclusions from Warranties.

SUPPLIER IS NOT AND SHALL NOT BE HELD LIABLE FOR ANY NONCONFORMITY WITH THE WARRANTIES GIVEN IN THIS AGREEMENT TO THE EXTENT THAT SUCH NONCONFORMITY IS DUE TO:

(a)          ORDINARY WEAR AND TEAR IN THE OPERATION OF THE SYSTEM;

(b)          ALTERATIONS OR REPAIRS OF THE SYSTEM CARRIED OUT BY ANY PERSON OTHER THAN SUPPLIER OR ITS SUBCONTRACTORS (PROVIDING SUCH WORK AT THE DIRECTION OF ANY PERSON OTHER THAN SYSTEM OWNER) NOT AUTHORIZED BY SUPPLIER; PROVIDED THAT IN THE EVENT THAT SYSTEM OWNER ALTERS OR REPAIRS, OR ENGAGES A THIRD PARTY TO ALTER OR REPAIR, THE SYSTEM PURSUANT TO SECTION 8.2.2 OR 8.2.3, SUPPLIER SHALL NOT BE RELIEVED OF ITS OBLIGATIONS UNDER THIS ARTICLE VIII WITH RESPECT TO ANY PORTION OF THE SYSTEM OR EQUIPMENT; OR

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(c)          A FORCE MAJEURE EVENT.

ARTICLE IX
PRICING, PAYMENT AND CHANGE ORDERS

Section 9.1          Contract Price.

As full compensation and consideration for the full and complete performance of all of the Work and all of Supplier’s other obligations under this Agreement and all costs (including Taxes) in connection therewith, System Owner shall pay to Supplier, and Supplier shall accept, a fixed, lump sum amount (the “Contract Price”) as set forth in Exhibit L, attached hereto. The Contract Price shall not change, except as and to the extent set forth in Section 9.5.

Section 9.2           Invoices and Payments.

Section 9.2.1          Payment Schedule. System Owner shall pay Supplier the Contract Price in accordance with the Payment Schedule set forth in Exhibit L.

Section 9.2.2          Invoicing. Supplier shall provide System Owner with an invoice, substantially in the form attached hereto as Exhibit M, in accordance with the Payment Schedule set forth in Exhibit L but in no event more frequently than twice per month.

Section 9.2.3          Accompanying Documents and Lien Waivers. Together with each invoice, Supplier shall deliver all accompanying documents required to be delivered with respect to such milestone payment, as set forth in Exhibit L, and affidavits and waivers of liens, as set forth in this Section 9.2.3, as a condition of Supplier’s right to receive any payment. Supplier shall deliver the following affidavits and waivers of liens:

(a)             Conditional waivers substantially in the form of the “conditional waiver and release upon progress payment” provided in Exhibit N, executed by Supplier and each Subcontractor, with respect to work done, services performed or materials or equipment furnished in connection with the Work (including any materials and equipment supplied hereunder) to the date of the accompanying invoice (except Supplier’s waiver in connection with the Substantial Completion Payment, executed by Supplier and delivered in escrow to System Owner as described in Section 3.1.1);

(b)             Unconditional waivers substantially in the form of the “unconditional waiver and release upon final payment” provided in Exhibit N, executed by each Subcontractor with respect to work done, services performed or materials or equipment furnished in connection with the Work (including any materials and equipment supplied hereunder) to accompany the invoice requesting the final payment for such Subcontractor’s scope of work, to be held in escrow by System Owner and released to System Owner or its designee upon Supplier’s receipt of such payment.

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(c)             The unconditional waiver substantially in the form of the “unconditional waiver and release upon final payment” provided in Exhibit N, executed by Supplier and delivered as provided in Section 3.1.1.

Section 9.2.4           Payments. System Owner shall pay Supplier all undisputed amounts from each invoice within thirty (30) days after receipt of such invoice and all accompanying documents and affidavits and satisfaction of all other requirements, all as required pursuant to Section 9.2.3 and Exhibit L. Undisputed amounts owed to Supplier under this Agreement not paid when due, shall accrue interest each day beyond the date when due that such amounts are not paid at an annual interest rate equal to Prime Rate plus one and one-half percent (1.5%). If System Owner disputes any portion of an invoice, System Owner shall provide written notice to Supplier indicating the reason System Owner is withholding any amount and shall pay the undisputed portion of the invoice in accordance with this Section 9.2. Any such amounts withheld by System Owner that ultimately are determined to be due and payable to Supplier shall accrue interest as stated above for the period between the date the invoice was issued and the date such amounts are paid. No payment by System Owner of any invoice shall be deemed System Owner’s acceptance of the Work reflected thereon. The Parties shall resolve disputes relating to any invoices in accordance with the procedures set forth in Article XIX. Neither payments made to Supplier nor the method of such payments shall relieve Supplier of its obligation to perform the Work in strict compliance with the requirements herein. Notwithstanding any provision hereof to the contrary, System Owner may reduce the amount of any payment due to Supplier hereunder, including the Substantial Completion Payment and the Final Payment, by the amount of liquidated damages, if any, incurred by Supplier pursuant to Section 7.6.1 or 8.2.1, or both, to the extent unpaid by Supplier prior to the date of such payment by System Owner, in which event System Owner shall be deemed to have satisfied its payment obligation to Supplier hereunder to the extent of the amount of such reduction.

Section 9.2.5          Form of Payment. System Owner may pay any payment under this Agreement by wire pursuant to the following instructions:

ECO-KINETICS GROUP PTY LTD USD Account
Westpac Banking Corporation BSB: 034702
Account no: 422924
Swift: WPACAU2S

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Section 9.3          Holdback.

Section 9.3.1          System Owner shall be entitled to retain ten percent (10%) of all amounts invoiced until the date on which the Substantial Completion Payment, as set forth on Exhibit L, is due, and from and after such date, System Owner shall be entitled to retain five percent (5%) of all amounts invoiced until the date on which the Final Completion Payment, as set forth on Exhibit L, is due. At the time of making such Final Completion Payment, System Owner shall release all such retained amounts to Supplier.

Section 9.3.2          Upon Final Completion, and subject to System Owner’s right to set off any amounts due from Supplier to System Owner hereunder, System Owner shall pay to Supplier the Final Payment; provided, that if any items on the Punchlist are subject to a dispute, System Owner shall be entitled to retain the portion of the Final Payment that corresponds to the reasonably estimated cost of completion of such item pending the resolution of such dispute.

Section 9.4           Withholding Payment.

The occurrence of any of the following conditions shall be grounds for withholding payment to the extent applicable and until such issue is resolved:

(a)              Any defective Work not remedied;

(b)              Claims asserted or filed against System Owner pursuant to any applicable laws or codes, or liens asserted or filed against the Site, the Premises, the Work, the System or any part thereof, or reasonable evidence indicating probable assertion or filing of such claims or liens;

(c)              Failure of Supplier to make payments promptly to any Subcontractor or consultant;

(d)              Damage to the Work, the work of a Subcontractor or the Premises for which System Owner reasonably asserts that Supplier is liable; or

(e)               Fines for safety violations imposed on System Owner or Host Customer if resulting from Supplier’s performance of the Work.

Section 9.5           Change Orders Procedure.

Section 9.5.1          Changes. Consistent with the procedures set forth in this Section 9.5, System Owner may, by issuance of a written order (each such order, a “Change Order”), instruct Supplier to make certain changes to the Work (each, a “Change”), including any addition to, deletion from, suspension of or other modification to the quality, function or intent of the Work, and to the extent provided for in this Section 9.5, adjust the Construction Schedule or the Contract Price and any other affected provision herein, as applicable. Changes to the Work may only be made by Change Orders issued in accordance with this Section 9.5.

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Section 9.5.2          Changes Initiated by Supplier. If Supplier becomes aware of any circumstances that Supplier has reason to believe may affect the progress of the Work or the performance of the System and thereby necessitate a Change, Supplier will, within ten (10) Business Days of becoming aware of such circumstance, issue to System Owner a written request (each such request, a “Change Order Request”). Failure to issue a Change Order Request within the time period set forth above shall constitute a waiver of Supplier’s right to request a Change for such circumstances. Change Order Requests shall include documentation reasonably sufficient to enable System Owner to determine, as applicable, (a) the factors necessitating the possibility of a Change, (b) the impact which the Change is likely to have on the Contract Price, if any, (c) the impact the Change is likely to have on the Construction Schedule, if any and (d) such other information that System Owner may reasonably request in connection with such Change. System Owner may, but shall not be obligated to, issue a Change Order pursuant to a Change Order Request.

Section 9.5.3          Changes Initiated by System Owner. If System Owner desires to make a Change constituting a modification to the System or to the scope of the Work, it will first submit a written notice (each such notice, a “Change Order Notice”) to Supplier.

(a)             If such Change (i) would require an adjustment to the Contract Price of less than $25,000 or the Construction Schedule of less than three (3) days and (ii) would not adversely affect (A) the amount of Output the System is capable of producing, (B) the validity of any manufacturer’s warranty, (C) Supplier’s Warranty obligations or (D) the conditions of the Site for which Supplier has assumed the cost and risk hereunder, then Supplier shall be obligated to implement such Change as directed by System Owner, subject to Construction Schedule extensions and Contract Price changes made pursuant to Sections 9.5.4 and 9.5.5, respectively.

(b)             If such Change is not of a type that falls under the provisions of Section 9.5.3(a), then Supplier shall promptly review the Change Order Notice and notify System Owner in writing within a reasonable amount of time of the options for implementing the proposed Change and the estimated effect(s), if any, that each such option would have on the System, the Site, the Contract Price, the Work and the Construction Schedule, as applicable. Based upon such information, System Owner may, but shall not be obligated to, issue a Change Order making a Change based upon such Change Order Notice.

Section 9.5.4          Changes Involving Schedule Extensions. To the extent that Supplier reasonably demonstrates that a Change will delay Supplier in complying with the Construction Schedule (taking into consideration implementation of reasonable mitigation of such delay), then System Owner will issue the Change Order including an equitable extension of the date(s) in the Construction Schedule.

Section 9.5.5          Changes to the Contract Price. To the extent that the Party requesting the Change reasonably demonstrates that such Change will affect the basis for the Contract Price (taking into consideration implementation of reasonable mitigation of such effect), then System Owner will issue the Change Order including an equitable change in the Contract Price. System Owner shall determine, in its sole discretion, whether such change in the Contract Price shall be based (a)on a lump sum adjustment or (b) on the documented change in Supplier’s actual costs, reasonably incurred, associated with the Change.

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Section 9.5.6         Change Pending Resolution of Disputes. Any dispute with respect to a Change Order shall be resolved according to the procedures set forth in Article XIX. Notwithstanding any pending dispute with respect to a Change, Supplier shall proceed with the performance of a Change directed by System Owner unless System Owner otherwise agrees or directs; provided, that if such Change is of the type identified in Section 9.5.3(b), then Supplier shall not be obligated to implement such Change and shall continue performing the Work without affecting the disputed Change pending the resolution of such Change dispute.

Section 9.5.7          Documentation. Each Change Order shall be supported by reasonable documentation to verify the accuracy thereof.

ARTICLE X
LIENS AND CLAIMS

Section 10.1          Waiver and Release of Liens.

Section 10.1.1       No Liens. Supplier, for itself, its successors and assigns, and all Subcontractors and other Persons acting through or under it or them, does hereby covenant, promise and agree with System Owner that (i) no mechanics’ lien, mechanics’ lien affidavit or other claim or encumbrance in the nature of a lien shall be filed or maintained against the Host Customer or the Premises or any part thereof or appurtenances thereto by Supplier or any Subcontractor, for Work done or for any tools, materials, equipment, or supervision, surveying, engineering, architectural or other services furnished under this Agreement or any Subcontract or any supplements hereto or thereto, and (ii) from and after Supplier’s receipt of each payment from System Owner pursuant to the terms and conditions of this Agreement, no mechanics’ lien, mechanics’ lien affidavit or other claim or encumbrance in the nature of a lien shall be filed or maintained against System Owner or the System or any part thereof or appurtenances thereto by Supplier or any Subcontractor, for Work done or for any tools, materials, equipment, or supervision, surveying, engineering, architectural or other services furnished under this Agreement or any Subcontract or any supplements hereto or thereto and paid for by System Owner through having made the applicable payment, whether or not title to any or all of such property has passed to System Owner upon making such payment.

Section 10.1.2       Independent Covenant. This waiver of liens shall be an independent covenant in favor of System Owner and its successors and assigns and shall operate and be effective with respect to any work, equipment, materials and services furnished under any supplemental contract for extra work in connection with the construction of the System, as well as to the Work performed and materials and equipment furnished under this Agreement.

Section 10.1.3       Other Agreements. In order to give System Owner and each of its successors and assigns full power and authority to protect itself and the System against any and all claims filed by Supplier, or by any Subcontractor or anyone acting under or through Supplier in violation of the foregoing covenant, Supplier, for itself, its successors and assigns, and all such Persons, hereby covenants to execute or re-execute any agreement or instrument as System Owner, Host Customer or Lenders and their respective successors and assigns shall reasonably request at no cost or expense to System Owner, Host Customer or Lenders or their respective successors and assigns to evidence this waiver of liens and the agreements contained herein.

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ARTICLE XI
INSURANCE

Section 11.1          Supplier’s Insurance.

Section 11.1.1       Supplier shall procure at its own expense and maintain in full force and effect, with responsible insurance carriers reasonably acceptable to System Owner that have an A.M. Best rating of A- or better authorized to do business in the state in which the System is located, all insurance as specified in Section 11.1.2, in at least the minimum amounts specified; provided, that, if Supplier subcontracts the design and engineering portion of the Work, then such design or engineering professional (or firm) shall procure and maintain the professional liability (errors & omissions) insurance required below in lieu of Supplier providing such professional liability insurance. Liability insurance coverage shall be occurrence-based and shall be primary and not excess to or contributing with any insurance or self-insurance maintained by System Owner.

Section 11.1.2        The insurance to be maintained by Supplier is as follows:

(a)            All-Risk Builder’s Risk, insuring Supplier, Subcontractors, System Owner, Host Customer and Lender(s) as their interests may appear, covering physical elements of the System and all related installation costs from the physical loss or damage caused by perils covered by a standard All-Risk form or equivalent coverage, to include (if available at reasonable commercial rates) flood, wind and earthquake. Such insurance shall also provide coverage for materials and equipment in transit to or from the Site and System coverage for System Start-Up and testing. The limit of liability shall be the full replacement cost of the System. Supplier’s All-Risk Builder’s Risk coverage shall continue, with respect to each System subsystem until the passage of care, custody and control of the System to System Owner.

(b)            Workers’ compensation insurance covering Supplier’s and all Subcontractors’ employees as required by applicable Law and employer’s liability insurance with a limit of $1,000,000.

(c)             Professional liability (errors & omissions) with a limit of $2,000,000 per occurrence. If this insurance is written on a “claims made” basis, then the policy shall provide “tail coverage” for claims asserted within three years after the earlier of the date of Final Completion or the date of termination of this Agreement.

(d)            Automobile bodily injury and property damage liability insurance covering automobiles owned or hired by Supplier and all Subcontractors with a limit for bodily injury and property damage of $1,000,000 per occurrence.

(e)             Comprehensive General Liability with a combined single limits for Bodily Injury and Property Damage with the following minimum limits:

Each Occurrence	$2,000,000
General Aggregate	$3,000,000
Products/Completed Operations	$2,000,000
Personal Injury (Advertising Injury Excluded)	$1,000,000
Medical Payments, Each Person	$5,000
Fire Legal	$300,000

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Such coverage to include Broad Form Property Damage, Independent Supplier’s Coverage, Blanket Contractual Liability and no exclusions for excavation, collapse and underground (XCU). This coverage shall also be endorsed to include coverage for products, completed operations, and independent contractors. Such policy or policies of insurance shall include coverage for claims of any persons as a result of an incident directly or indirectly related to the employment of such persons by Supplier or by any other persons.

(f)             Umbrella excess liability coverage with an aggregate limit of $5,000,000. This policy or policies shall be specifically endorsed to be excess of the required coverages in clauses (d) and (e) above.

Section 11.1.3       All insurance policies procured under this Section 11.1 shall be endorsed to include a waiver of subrogation against System Owner and Lender(s) and shall be endorsed to indicate that the same shall not be cancelled, materially changed or amended to reduce coverage without giving System Owner and Lender(s) not less than thirty (30) days prior notice.

Section 11.1.4       System Owner, its Affiliates, Host Customer and Lenders (together with each of their respective employees, agents, officers and directors, and with respect to Host Customer only, the board members comprising Host Customer from time to time) shall be named as additional insureds with respect to Supplier’s activities under this Agreement under the coverages required by this Section 11.1, except for Workers Compensation policies. Supplier shall obtain such insurance in addition to that specified in Section 11.1.2 and in such limits as may be specifically required by System Owner from time to time hereunder, at System Owner’s sole expense.

Section 11.2          Assignment of Proceeds.

In the event of any casualty or other insured loss affecting the System or any portion of the System or the Work, and if in such event Supplier does not replace or restore the System or the Work, Supplier shall assign the related insurance claim and proceeds to System Owner.

Section 11.3          Insurance Certificates.

On or before the Commencement Date, Supplier shall deliver to System Owner certificates of insurance signed by Supplier’s insurance broker evidencing the insurance coverage required under this Article XI, and shall provide a similar certificate evidencing renewal of such coverage on at least the same terms and conditions as originally required for this Agreement not less than thirty (30) days prior to the expiration date of any such policy.

Section 11.4          System Owner Insurance.

Section 11.4.1       System Owner shall procure at its own expense and maintain in full force and effect, while this Agreement is in effect, comprehensive general liability insurance for bodily injury and property damage, in an amount not less than one million dollars ($1,000,000) combined single limit to cover System Owner’s employees and equipment while on the Premises. On or before the Commencement Date, System Owner shall deliver to Supplier a certificate of insurance evidencing such insurance coverage.

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Section 11.4.2      Supplier’s insurance coverage shall be primary coverage without right of contribution from any other insurance carried by System Owner. Insurance maintained by System Owner is for the exclusive benefit of System Owner; provided that, until Substantial Completion, all policies procured by System Owner shall be endorsed to include a waiver of subrogation against Supplier.

ARTICLE XII
TITLE; RISK OF LOSS; INTELLECTUAL PROPERTY

Section 12.1          Clear Title.

Section 12.1.1       No Encumbrances. Supplier warrants that legal title to and ownership of all materials and equipment shall be free and clear of any and all liens, claims, security interests or other encumbrances when title thereto passes to System Owner.

Section 12.1.2       Passing of Title. Title to all material and equipment provided by Supplier as part of the System shall pass to System Owner upon the earlier of (a) the date of the Bill of Sale, (b) Substantial Completion and (c) the termination of this Agreement. Supplier shall execute instruments and documents effecting such transfer upon request by System Owner. Pending the passage of title, Supplier shall, upon request by System Owner, (y) grant a security interest to System Owner or its designee(s) in any such material and equipment for which Supplier has received payment and (z) execute and file (or authorize the execution and filing of) any document or instruments reasonably required to create and perfect such security interest.

Section 12.1.3       Due Care. Supplier shall retain care, custody and control of the System, including System Owner Supplied Equipment, and shall exercise due care with respect thereto until the earlier of Substantial Completion or termination of this Agreement.

Section 12.1.4       Documents. Supplier shall prepare and deliver to System Owner such assignments, purchase orders for the photovoltaic panels, inverters and mounting and monitoring systems, bills of sale or other documents as reasonably requested by System Owner to evidence transfer of title as set forth in this Section 12.1, and, as of the earlier of Substantial Completion or termination of this Agreement, shall deliver to System Owner all warranties, manuals, operating procedures, evidence of Government Approvals, Host Utility Documents, licenses for use of the data acquisition system, and all other documentation relating to the Work and the System, including the System Manuals.

Section 12.2          Supplier’s Drawings.

Title to all Design Work Product, drawings, Specifications, documents, and engineering and other data furnished or to be furnished by Supplier in connection with the Work shall pass to System Owner upon System Owner’s payment for Work related thereto, but Supplier may retain a copy of all such documents; provided, that Supplier shall retain its intellectual property rights in the Proprietary Property.

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Section 12.3          Risk of Loss.

Supplier shall bear the risk of loss with respect to, the System and all materials, equipment and Start-Up spare parts (and other spare parts if procured by Supplier) in connection with the Work, including the System Owner Supplied Equipment, whether or not incorporated therein or located on or off the Site, until Final Completion, without regard to any payments made by System Owner to Supplier.

Section 12.4          Intellectual Property.

Section 12.4.1      The Specifications and certain technology, drawings, designs, details, databases, data, software, and other property delivered by Supplier hereunder and reasonably identified as proprietary, whether or not incorporated in the Specifications or into the System, (collectively, the “Proprietary Property”) are and shall at all times remain the sole and exclusive property of Supplier. Effective upon Substantial Completion or the earlier termination of this Agreement, Supplier grants System Owner a royalty-free license, in perpetuity, to use the Proprietary Property solely for the operation, maintenance and repair of the System, but not for resale, leasing or expansion of such Proprietary Property, except in conjunction with a permitted assignment of this Agreement or sale of the System, or for any other project or any other commercial purpose.

Section 12.4.2      Supplier warrants that the Work performed and System Owner’s permitted use of the Proprietary Property provided hereunder shall not constitute an infringement of any trademark, patent or copyright or misappropriation or misuse of any trade secret.

Section 12.4.3      If the Work performed hereunder by Supplier, or any part thereof, is held by a court of competent jurisdiction to constitute infringement of any patent or copyright, or misappropriation or misuse of any trade secret, and their use by System Owner is prohibited or restricted by legal order, Supplier shall, at System Owner’s option and at no cost to System Owner, either (a) procure for System Owner the right to continue using the System or any part thereof or (b) modify the System or any part thereof so that it no longer constitutes an infringement, misappropriation or misuse without affecting the performance of the System.

ARTICLE XIII
INDEMNIFICATION

Section 13.1          Indemnification.

Section 13.1.1       Supplier’s Indemnity.

(a)              General. To the fullest extent permitted by Law, Supplier shall defend, indemnify and hold harmless System Owner and its respective officers, directors, employees, agents, Affiliates and representatives (“System Owner Indemnitees”) from and against any and all claims, demands, suits, liabilities, causes of action, losses, expenses, damages, fines, penalties, court costs and reasonable attorneys’ fees (collectively, “Claims”) arising out of claims for personal injury, claims of third parties, and any and all fines or penalties imposed by any Governmental Authority, in each case to the extent they arise or result from, or are occasioned by or in connection with (i) performance of Supplier’s obligations hereunder; (ii) any negligent, reckless or intentionally wrongful act or omission to act by Supplier, any Subcontractor, anyone directly or indirectly employed or contracted by any of them, or anyone for whose acts they may be liable; or (iii) violations of Laws by Supplier or any Subcontractor; provided, that this indemnification shall not apply to any Claim to the extent of the grossly negligent or intentionally wrongful acts or omissions of any System Owner Indemnitee. Supplier’s indemnification, defense and hold harmless obligation shall not be limited by insurance coverages and shall survive the termination or expiration of this Agreement.

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(b)              Intellectual Property. Supplier shall, at its expense, defend, indemnify and hold harmless any System Owner Indemnitee against any Claims brought against or threatened to be brought against System Owner based on an allegation that any of the Work performed hereunder constitutes an infringement of any trademark, patent or copyright or misappropriation or misuse of any trade secret.

Section 13.1.2       System Owner’s Indemnity.

To the fullest extent permitted by Law, System Owner shall defend, indemnify and hold harmless Supplier and its officers, directors, employees, agents, Affiliates and representatives (“Supplier Indemnitees”) from and against any and all Claims arising out of personal injury and third party property damage and any and all fines or penalties imposed by any Governmental Authority, in each case to the extent they arise or result from, or are occasioned by or in connection with (a) any breach of System Owner’s obligations hereunder; (b) any negligent, reckless or intentionally wrongful act or omission to act by System Owner or by anyone directly or indirectly employed by System Owner; or (c) violations of laws by System Owner; provided, that this indemnity shall not apply to any Claim to the extent of the grossly negligent or intentionally wrongful acts or omissions of any Supplier Indemnitees or any Subcontractor or any other party for whom any of them may be liable. This indemnification, defense and hold harmless obligation shall not be limited by insurance coverages and shall survive the termination or expiration of this Agreement.

Section 13.1.3      Notice. Each Party shall promptly notify the other Party of any Claims or threatened claim, demand or proceeding in respect of which it is or may be entitled to indemnification under this Section 13.1. Such notice shall be given as soon as reasonably practicable after the relevant Party becomes aware of the Claims or threatened claim, demand or proceeding.

Section 13.1.4       Defense of Claims.

(a)          The Indemnifying Party shall be entitled, in its sole discretion, to assume and control the defense of such claim, action, suit or proceeding at its expense with counsel of its selection, provided (i) it gives prompt notice of its intention to do so to the Indemnitee and reimburses the Indemnitee(s) for the reasonable costs and expenses incurred by the Indemnitee prior to the assumption by the Indemnifying Party of such defense and (ii) such counsel is acceptable to the Indemnitee, in the exercise of its reasonable judgment.

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(b)          Unless and until the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnitee and assumes control of the defense of a claim, suit, action or proceeding in accordance with this Section 13.1.4, the Indemnitee shall have the right, but not the obligation, to contest, defend and litigate, with counsel of its own selection, any claim, action, suit or proceeding by any third party alleged or asserted against the Indemnitee in respect of, resulting from, related to or arising out of any matter for which it is entitled to be indemnified hereunder, and the reasonable costs thereof shall be subject to the indemnification obligations of the Indemnifying Party hereunder.

(c)          Following the acknowledgement of the indemnification and the assumption of the defense by the Indemnifying Party, the Indemnitee shall have the right to employ its own counsel and such counsel may participate in such claim, suit, action or preceding, but the fees and expenses of such counsel shall be at the expense of such Indemnitee, when and as incurred, unless (i) the employment of counsel by such Indemnitee has been authorized in writing by the Indemnifying Party, (ii) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnitee in the conduct of the defense of such action, (iii) the Indemnitee shall have reasonably concluded that counsel selected by the Indemnifying Party is not acceptable or (iv) the Indemnitee shall have reasonably concluded and specifically notified the Indemnifying Party either that there may be specific defenses available to it that are different from or additional to those available to the Indemnifying Party or that such claim, action, suit or proceeding involves or could have a material adverse effect upon it beyond the scope of this Agreement.

Section 13.2          Liens and Claims.

Supplier shall indemnify and hold harmless System Owner, Host Customer, and Lenders and defend each of them from all liens and claims filed or asserted by Supplier’s Subcontractors or other third parties claiming under Supplier against System Owner, the Host Customer, the System or the Premises for services performed or materials and equipment furnished to or by Supplier or its Subcontractors by such third parties, and from all Claims arising out of all such liens or claims. Supplier shall, at no cost to System Owner or Host Customer, promptly release, discharge or otherwise remove any such lien or claim by bonding, payment or otherwise and shall notify System Owner of such discharge, release or removal. If Supplier does not timely cause any such lien or claim to be discharged, released or otherwise removed by payment or bonding or other method approved in advance by System Owner, System Owner shall have the right (but not the obligation) to pay all sums necessary to obtain releases and discharges (including the settlement of any lien or claim). In such event, System Owner shall have the right to deduct all amounts so paid (plus reasonable attorneys’ fees) from amounts due Supplier hereunder; and upon reasonable demand by System Owner, Supplier shall reimburse System Owner for such amounts not deducted. Supplier shall use commercially reasonable efforts to cause its Major Subcontractors to execute an indemnification agreement in favor of the Indemnitees in substantially the same form as this Section 13.2 prior to the start of their performance hereunder.

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ARTICLE XIV
LIABILITIES OF THE PARTIES

Section 14.1          Waiver of Certain Damages.

Neither Party nor any of their respective partners, officers, directors, agents, Subcontractors, vendors or employees shall be liable to the other Party hereunder for any special, consequential (other than actual or direct damages, to the extent such damages are or may be considered “consequential”) or indirect loss or damage arising out of this Agreement, whether such loss or damage arise in contract, tort (including negligence), strict liability, warranty, statute or otherwise, including loss of revenues, loss of profit, cost of capital, loss of goodwill, increased operating costs or any other special damages; provided, that the foregoing limitation shall not affect claims based on, and shall be exclusive of costs and liabilities arising out of either Party’s liability (a) to the extent related to a Party’s indemnity obligations pursuant to this Agreement or otherwise specifically provided herein, (b) for breach of confidentiality obligations or (c) for liquidated damages that are provided for herein. The Parties further agree that the waivers and disclaimers set forth above shall survive the expiration, termination or cancellation of this Agreement.

Section 14.2          Limitation of Liability.

It is specifically understood and agreed that there shall be absolutely no personal liability on the part of any of the officers, directors, employees or members of the Parties for the payment of any amounts due hereunder, or the performance of any obligations hereunder, and each Party shall look solely to the assets of the other Party for the satisfaction of each and every remedy of such Party in the event of any breach by the other Party. In furtherance of the foregoing, each Party agrees that it shall neither seek nor obtain, nor be entitled to seek or obtain, any deficiency or other judgment against any of the officers, directors, employees or members of the other Party for any action or inaction on the part of any member or its respective officers, employees, controlling persons, executives, directors, agents, authorized representatives or Affiliates, and such Party therefore releases such persons from such claims.

ARTICLE XV
CONFIDENTIALITY

Section 15.1          General.

Except as required under applicable Law, each Party shall hold in confidence all documents and other information, whether technical or commercial, relating to this Agreement or the design, financing, construction, ownership, operation or maintenance of the System that is of a confidential nature and that is supplied to it by or on behalf of the other Party. The Party receiving such documents or information shall not publish or otherwise disclose them or use them for its own purposes (otherwise than as may be required by it, its professional advisers, or potential or actual lenders or investors, or potential or actual Subcontractors to perform its obligations or to assert its rights under this Agreement). Each Party further agrees, to the extent requested by the supplier of such information, to require its Subcontractors, vendors, suppliers and employees to enter into appropriate nondisclosure agreements relative to such confidential information, prior to the receipt thereof. Notwithstanding any provision hereof to the contrary, to the extent reasonably required, confidential information may be made available to potential debt and equity investors and their respective advisors as necessary subject to a mutually acceptable confidentiality agreement.

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Section 15.2          Exceptions.

Section 15.2.1          The provisions of this Article XV shall not apply to information within any one of the following categories or any combination thereof:

(a)          Information that was in the public domain prior to the receiving Party’s receipt or that subsequently becomes part of the public domain by publication or otherwise, except by the receiving Party’s wrongful act; or

(b)          Information that the receiving Party can demonstrate was in its possession prior to receipt thereof from the disclosing Party and not otherwise subject to an obligation of confidentiality; or

(c)          Information received by a Party from a third party having no obligation of secrecy with respect thereof.

Section 15.2.2      Notwithstanding anything to contrary set forth herein, each Party acknowledges that the other Party (the “Public Party”) is or may become a publicly-held company, and in conjunction with its duties as a publicly held company, such Public Party may from time to time be required to report to the public through press releases or filings with a Governmental Authority the signing of contracts and agreements or other such activities, and, to the extent consistent with applicable Law, the Public Party shall have given the other Party advance notice and an opportunity to review and provide comment on such releases or filings. On the Public Party’s request, the other Party shall (a) provide a written description of information about such Party as it should appear in such press releases or filings, or (b) provide written notice that such Party does not want its name to appear in all or certain press releases or filings, with which the Public Party shall comply to the extent permitted under Law.

Section 15.2.3       Notwithstanding anything to the contrary set forth herein or in any other agreement to which the Parties are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the transaction, shall not apply to the U.S. federal tax structure or U.S. federal tax treatment of the transaction, and each Party (and any employee, representative, or agent of any Party) may disclose to any and all persons, without limitation of any kind, the U.S. federal tax structure and U.S. federal tax treatment of the transaction. The preceding sentence is intended to cause the transaction not to be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code and shall be construed in a manner consistent with such purpose. In addition, each Party acknowledges that it has no proprietary or exclusive rights to the tax structure of the transaction or any tax matter or tax idea related to the transaction.

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Section 15.3          Publicity.

Subject to Section 15.2.2, each Party shall not, without the prior written approval of the other Party, which shall not be unreasonably withheld, (a) advertise or otherwise publicize the existence or terms of this Agreement or any other aspect of the relationship between the Parties, or (b) use the name or any trade name, trademark or service mark or other brand imagery belonging to the other Party in press releases or in any form of advertising.

Section 15.4          Required Disclosure.

Either Party, if required by Law or in the course of administrative or judicial proceedings, to disclose information that is otherwise required to be maintained in confidence pursuant to this Article XV may make disclosure notwithstanding the provisions of this Article XV; provided, that the Party making the disclosure shall immediately notify the other Party of the requirement and the terms thereof and shall cooperate to the maximum extent practicable to minimize the disclosure of the information. The Party disclosing such information shall use reasonable efforts, at the other Party’s cost, to obtain proprietary or confidential treatment of such information by the third party to whom the information is disclosed, and to the extent such remedies are available, shall use reasonable efforts to seek protective orders limiting the dissemination and use of the information. Moreover, this Agreement does not alter the rights of either Party to object to the rule, regulation, order or proceedings requiring such disclosure.

ARTICLE XVI
SUSPENSION OF WORK

Section 16.1          Suspension by System Owner.

System Owner may at any time or from time to time, and for any reason or for no reason, suspend performance of the Work or any portion thereof by giving notice to suspend (a “Suspension Notice”) to Supplier. Supplier shall thereafter take all reasonable measures to implement such suspension but may complete such items of Work that would be unsafe or imprudent to immediately suspend. Such suspension shall continue for the period specified in the Suspension Notice (the “Suspension Period”). At any time during the Suspension Period, System Owner may require Supplier to resume performance of the Work.

Section 16.2        Suspension by Supplier.

Without limitation of Supplier’s rights pursuant to Article XVII, in the event of a default by System Owner in making a payment required under Article IX, Supplier may suspend performance of all or any portion of the Work by delivering a Suspension Notice to System Owner, but only if (a) such payment default has continued for a period of ten (10) consecutive days, (b) such default is in respect of a payment amount that is not in dispute and (c) the failure by System Owner to make such payment is not an exercise by System Owner of any of its rights under this Agreement. Any suspension under this Section 16.2 shall begin on the later of (x) the eleventh (11th) day of continued nonpayment by System Owner or (y) the date of delivery of the Suspension Notice to System Owner, unless System Owner shall have cured such payment prior to the later of the dates described in (x) and (y) hereof, and shall terminate upon receipt by Supplier of the payment referred to in the Suspension Notice, at which time Supplier shall immediately recommence performance of the Work.

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Section 16.3          Effects of Suspension.

Section 16.3.1      Costs. System Owner shall be responsible for all reasonable and documented costs incurred by Supplier and its Subcontractors or irrevocably obligated to be incurred as part of the Work through the date of Supplier’s issuance or receipt, as applicable, of the Suspension Notice, including any reasonable and documented demobilization costs incurred to suspend Work, up to the applicable “Suspension Amount Cap” as set forth in this Section 16.3.1. If Supplier’s issuance or receipt, as applicable, of the Suspension Notice occurs prior to Substantial Completion, the Suspension Amount Cap shall be the Substantial Completion Payment. If Supplier’s issuance or receipt, as applicable, of the Suspension Notice occurs following Substantial Completion, the Suspension Amount Cap shall be the Final Payment. In addition, notwithstanding anything to the contrary set forth herein, (a) if as a result of any suspension pursuant to Section 16.1 or 16.2 supplier’s costs hereunder increase then System Owner shall be responsible for such reasonable and documented additional costs; and (b) System Owner shall be responsible for all reasonably documented remobilization costs incurred to resume Work and end the suspension pursuant to Section 16.1 or 16.2.]

Section 16.3.2       Schedule. Without duplication of any Change Order, any suspension under Section 16.1 or 16.2 shall extend the Construction Schedule and any other schedule affected by such suspension on a day-for-day basis.

ARTICLE XVII
TERMINATION

Section 17.1          Termination By System Owner.

Section 17.1.1       System Owner may terminate this Agreement upon fifteen (15) days prior written notice to Supplier in the event any of the Conditions to Notice to Proceed set forth in Article III is not satisfied or waived by the applicable Party within sixty (60) days after the Effective Date.

Section 17.1.2       System Owner may terminate this Agreement upon Supplier’s material breach of this Agreement, if such material breach has not been cured within fifteen (15) days after notice of such material breach. Without limiting the foregoing, and notwithstanding any provision of this Agreement to the contrary, it shall be a material breach by Supplier, if (a) Supplier or any Major Subcontractor liquidates, or takes any action to cause or to permit its liquidation, or voluntarily or involuntarily files or has filed against it a bankruptcy or other similar petition, enters into an assignment of its assets for the benefit of its creditors, or otherwise becomes insolvent or is unable to pay its debts as they become due, or (b) the Performance and Payment Bond Issuer (i) liquidates, or takes any action to cause or to permit its liquidation, or voluntarily or involuntarily files or has filed against it a bankruptcy or other similar petition, enters into an assignment of its assets for the benefit of its creditors, or otherwise becomes insolvent or is unable to pay its debts as they become due or (ii) in any way cancels or repudiates the Performance and Payment Bond.

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Section 17.1.3       In the event that System Owner terminates or cancels this Agreement pursuant to this Section 17.1, Supplier will (a) cease Work and vacate the Premises in an orderly manner and otherwise in accordance with this Agreement, (b) take the actions necessary, or that System Owner may direct, for the protection and preservation of the Site, the Work and the System, (c) assign to System Owner or its designee all right, title and interest in contracts, including Subcontracts, purchase orders, warranties and guaranties related to the Work and the System and deliver to System Owner complete and unredacted copies of all such assigned contracts, Subcontracts, purchase orders, warranties and guaranties, (d) deliver and cause the Subcontractors to deliver waivers of lien substantially in the form of Exhibit N to establish that the Work, the System and the Premises are free from any claims, liens, security interests or encumbrances arising out of or in connection with performance by Supplier or any Subcontractor of the Work, (e) confirm in writing the assignment hereunder of all Environmental Credits to System Owner, (f) assign or transfer, to the extent assignable or transferrable, all issued Government Approvals, if any, then held by Supplier pertaining to the System and (g) deliver to System Owner the System Manuals and Design Work Product, and all information in Supplier’s possession relating to the Work and the System requested by System Owner

Section 17.2          Termination By Supplier

Section 17.2.1      Supplier may terminate this Agreement in the event a Suspension Period continues longer than forty-five (45) days. In such event, System Owner shall compensate Supplier for all Work performed up to the start of the Suspension Period, plus, without duplication of amounts paid pursuant to Section 16.3.1, all reasonable and documented demobilization and cancellation costs incurred by Supplier.

Section 17.2.2       Supplier may terminate this Agreement prior to Final Completion for good cause, consisting of System Owner’s material breach of this Agreement, if such material breach has not been cured within fifteen (15) days after notice of such material breach.

Section 17.2.3       In the event that Supplier terminates or cancels this Agreement pursuant to this Section 17.2, Supplier will (a) cease Work and vacate the Premises in an orderly manner and otherwise in accordance with this Agreement, (b) take the actions necessary, or that System Owner may direct, for the protection and preservation of the Site, the Work and the System, (c) assign to System Owner or its designee all right, title and interest in contracts, including Subcontracts, purchase orders, warranties and guaranties related to the Work and the System, and deliver to System Owner complete and unredacted copies of all such assigned contracts, Subcontracts, purchase orders, warranties and guaranties, (d) deliver waivers of lien substantially in the form of Exhibit N to establish that the Work, the System and the Premises are free from any claims, liens, security interests or encumbrances arising out of or in connection with performance by Supplier or any Subcontractor of the Work, other than to the extent any such liens result from the System Owner’s failure to pay undisputed amounts due to Supplier hereunder, (e) confirm in writing the assignment hereunder of all Environmental Credits to System Owner, (f) assign or transfer, to the extent assignable or transferrable, all issued Government Approvals, if any, then held by Supplier pertaining to the System and (g) deliver to System Owner the System Manuals and Design Work Product, and all information in Supplier’s possession relating to the Work and the System requested by System Owner.

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Section 17.3          Effect of Termination.

Section 17.3.1       Upon termination of this Agreement pursuant to Section 17.1.2 or 17.2.3, and subject to Article XIX, each Party shall have all remedies and rights available to it, whether at law or in equity, under applicable Law and under this Agreement and any other agreement between the Parties.

Section 17.3.2       Termination of this Agreement shall not relieve Supplier or System Owner of any obligation hereunder which survives termination or expiration hereof pursuant to Section 20.6.

Section 17.3.3       Supplier (a) acknowledges that System Owner, following any termination of this Agreement prior to Final Completion pursuant to Section 17.1, may proceed to complete the Work with such Person or Persons, and on such terms and conditions, as System Owner, in its sole discretion, may determine, and (b) irrevocably waives, to the fullest extent permitted by applicable Law, any right it may possess, now or at any time in the future, to contest, and shall not contest, System Owner’s right to so proceed to complete the Work.

Section 17.3.4       Without limitation of Section 17.3.1, Supplier shall be liable for the amount of the total expenses reasonably incurred by System Owner to cause the Work to be completed pursuant to Section 17.3.3 in excess of the amount of the Contract Price remaining unpaid at the time of termination, including all commercially reasonable amounts charged by any replacement contractor to finish the Work.

ARTICLE XVIII
FORCE MAJEURE

Section 18.1          Force Majeure Event.

Section 18.1.1       Neither System Owner nor Supplier shall be considered to be in default or breach in the performance of any of its obligations under this Agreement, to the extent that performance such obligation is prevented or delayed by a Force Majeure Event.

Section 18.1.2       If a Party is prevented or delayed in the performance of any such obligation by a Force Majeure Event, such Party shall as soon as reasonably possible provide notice to the other Party of the circumstances preventing or delaying performance and the expected duration thereof. Such notice shall be confirmed in writing as soon as reasonably possible. The Party affected by a Force Majeure Event shall promptly supply such other available information about the Force Majeure Event and its cause as reasonably requested by the other Party and shall promptly supply such other information about the Force Majeure Event as may become available during the duration of the Force Majeure Event.

Section 18.1.3       The Party affected by a Force Majeure Event shall use commercially reasonable efforts to remove or repair the cause of the Force Majeure Event and shall resume performance of its obligations as soon as reasonably practicable. The suspension of performance by a Party due to a Force Majeure Event shall be of no greater scope and no longer duration than to the extent necessary by reason of the Force Majeure Event. The affected Party shall use commercially reasonable efforts to promptly mitigate or remedy its inability to perform its obligations under this Agreement. A Force Majeure Event shall not excuse compliance with any Law, except to the extent provided under the applicable Law.

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Section 18.2          Termination for Extended Force Majeure.

Either Party shall be entitled to terminate this Agreement upon sixty (60) days prior written notice to the other Party if any Force Majeure Event affecting the other Party has been in existence for a period of ninety (90) consecutive days or longer, unless such Force Majeure Event ceases prior to the expiration of such 60-day period.

ARTICLE XIX
DISPUTE RESOLUTION

Section 19.1          Amicable Settlement.

The Parties shall attempt in good faith to resolve all disputes arising in connection with the interpretation or application of the provisions of this Agreement or in connection with the determination of any other matters arising under this Agreement by mutual agreement.

Section 19.2          Mediation.

If a dispute arises out of or relates to this contract, or the breach thereof, and if the dispute cannot be resolved by the Parties pursuant to Section 19.1, the Parties agree to use good faith efforts to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration pursuant to Section 19.3.

Section 19.3          Arbitration.

Section 19.3.1       Any disputes arising under this Agreement which cannot be settled by the Parties pursuant to Sections 19.1 and 19.2 shall be resolved in accordance with the Commercial Arbitration Rules and Mediation Procedure of the American Arbitration Association, and judgment upon any award may be entered in any court having jurisdiction. The arbitration shall be conducted in the State of New Jersey before a single arbitrator appointed by the American Arbitration Association. No arbitrator shall be a past or present employee or agent of, or consultant or counsel to, either Party or any Affiliate of either Party, unless such restriction is waived in writing by the other Party. Arbitration shall commence no later than sixty (60) days after written notice of the dispute to the other Party. Any arbitration commenced hereunder shall be completed within sixty (60) days of the appointment of the arbitrator, absent agreement of the Parties to an extension of such period, and in the event any arbitration is not completed within such period, each Party may pursue any rights and remedies as each may have, whether hereunder or in law or at equity. The Parties shall not be entitled to discovery; provided, that the arbitrator may permit document discovery upon a showing of good cause. All direct testimony may be offered by way of affidavit. The Party submitting an affidavit shall make the affiant available for cross-examination before the arbitrator. Notwithstanding anything is this Agreement to the contrary, either Party may bring an action for injunctive relief in any court of competent jurisdiction at any time, and any judgment entered against either of the parties in any proceeding hereunder may be entered and enforced in any court of competent jurisdiction.

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Section 19.3.2       The Parties shall each bear its respective costs and expenses relating to the arbitration and shall share the costs of the arbitrator and fees payable to American Arbitration Association, unless the arbitrator determines on motion of one Party that one or the other Party should bear a greater portion or all of the costs of the arbitration.

ARTICLE XX
MISCELLANEOUS

Section 20.1          Record Retention.

Section 20.1.1       Supplier agrees to retain for a period of five (5) years from the date Supplier receives the Final Payment all records relating to its performance of the Work, and to contract with all Major Subcontractors to retain for the same period all their records relating to the Work. Following such period, Supplier shall have the right to destroy such records but only after giving System Owner reasonable notice and the opportunity to make copies of such documentation or information, at its sole cost and expense. Notwithstanding the foregoing, Supplier (and any Subcontractors) shall neither be required to retain such documentation nor to provide notice to System Owner prior to its destruction upon the expiration of seven (7) years from the date Supplier receives Final Payment.

Section 20.1.2       Notwithstanding anything herein to the contrary, upon System Owner’s request and at System Owner’s sole cost for any request after one (1) year from the date of Final Completion, Supplier shall promptly provide System Owner with records regarding (a) quantities, descriptions, and costs of each item provided in performance of the Work; and (b) costs of installing such equipment, in sufficient detail and in such a format as a Governmental Authority or governmental agency may require in connection with any tax return, the ITC, the ITC Cash Grant or other tax incentive or program administered by a Governmental Authority.

Section 20.1.3      Each Party shall reasonably cooperate with the other Party in connection with (a) the reporting of any taxes payable with respect to the Work; and (b) any assessment, demand or inquiry of Governmental Authority, refund claim or proceeding relating to Taxes potentially payable with respect to the Work. Supplier shall require its Subcontractors provide to Supplier and Supplier shall promptly provide to System Owner information and documentation Supplier or System Owner may reasonably request for purposes of complying with this Section 20.1. Supplier shall retain, and shall require its Subcontractors to retain, copies of such documentation that supports the information provided by Supplier pursuant to this Section 20.1 including Subcontracts, invoices (together with backup detail and proof of payment by Supplier), until the later to occur of the expiration of the limitations period for assessment of Tax or the expiration of the limitations period for any ITC, accelerated depreciation, bonus depreciation, the ITC Cash Grant or other tax incentive that is claimed by System Owner, or System Owner’s direct or indirect owners or Lenders, in respect of the System, as any such limitations periods may be extended by any agreements with the Governmental Authority or by the operation of any statutory tolling provisions. Records retained by Supplier and the Subcontractors shall include documentation supporting the date of delivery of permanent equipment to the Site and the provision of services that are part of the Work and the date that costs are paid or incurred with respect to equipment, materials, supplies and services in connection with the Work. Supplier shall require that its Subcontracts effect the provisions of this Section 20.1.3 so that documentation supporting the information provided pursuant to the other provisions of this Section 20.1 is available for tax audit or other tax-related purposes and to support any application for the ITC Cash Grant or other incentive for which the System or System Owner (or its Lenders) may be eligible; provided that Supplier and its Subcontractors shall be required to provide System Owner with the documentation retained under the foregoing provisions of this Section 20.1.3 only if and to the extent required (x) to respond to a request from a Governmental Authority, (y) to comply with the requirements for establishing eligibility of the System or System Owner (or its Lenders) for the ITC Cash Grant or other incentive or benefit or (z) in connection with a tax audit or other challenge by a Governmental Authority to the eligibility of the System or the System Owner (or its Lenders) or the ITC Cash Grant or other incentive or benefit. Without limitation of the foregoing, the Parties will cooperate with each other in connection with establishing the eligibility of the Work and the System or System Owner (or its Lenders) or portions thereof for any tax credit, tax incentive or the ITC Cash Grant, including by providing all documentation and information reasonably within its possession or to which it has access, required to establish such eligibility.

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Section 20.2          Assignment.

Neither Party shall assign or otherwise transfer all or any portion of its rights or obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; provided, that, without such consent (a) System Owner may transfer or assign all or substantially all of its rights and obligations hereunder to an Affiliate or successor, (b) System Owner may collaterally assign to Lenders or other Persons in connection with a financing of the System all or any part of System Owner’s rights or obligations under this Agreement, (c) Supplier may collaterally assign its right to receive payments and other receivables hereunder (including any holdback, retainage, progress payments, bonus payments, damage payments and payments under change orders) in connection with a financing, and (d) Supplier may transfer or assign all or part of its rights and obligations hereunder to an Affiliate or successor, provided that such assignment shall not relieve Supplier of its obligations as primary obligor hereunder. Unless expressly agreed, no permitted assignment hereunder shall relieve the assigning Party of its obligations under this Agreement. A Party’s failure to give consent for an assignment under this Section 20.2 shall not be deemed unreasonable if the proposed assignee is less creditworthy than the assigning Party’s creditworthiness as of the Commencement Date. A Party making a permitted assignment or transfer pursuant to this Section 20.2 shall deliver notice of any such transfer or assignment to the other Party as soon as reasonably practicable. Each Party agrees to execute such reasonable consents to assignment and other documents, and to provide such information, as is requested by the other Party and reasonably required in connection with any permitted assignment pursuant to this Section 20.2.

Section 20.3          Financing.

Supplier shall cooperate with System Owner in obtaining financing for the System, and shall promptly consent in writing to the collateral assignment of this Agreement and provide other acknowledgments, certifications and reports, and comply with such other obligations (including ongoing acknowledgments, estoppels, certifications, reports and obligations) in respect of this Agreement as may be reasonably requested by any Lender. In addition, Supplier shall cause its Subcontractors to agree to, and to comply with, the requirements of this Section 20.3 for the benefit of Supplier, System Owner and any Lender.

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Section 20.4          Third Party Beneficiaries.

Other than as specifically provided herein, this Agreement and each and every provision thereof are for the exclusive benefit of the Parties, their successors and permitted assigns, and not for the benefit of any third party other than the Lenders or any other Person that takes a security interest in the System.

Section 20.5          Amendments and Modifications.

This Agreement may be supplemented or amended only by mutual agreement of the Parties in writing.

Section 20.6          Survival.

Notwithstanding any provisions herein to the contrary, any provisions necessary to give effect to the intent of the Parties hereunder after the termination or expiration of this Agreement shall survive in full force the termination or expiration of this Agreement, including the obligations set forth in Articles II, VIII, IX, X, XI, XIII, XIV, XV, XVII, XIX and Section 5.15, 12.4.3, 20.1, 20.6, 20.8, 20.14 and 20.17.

Section 20.7          No Waiver.

No waiver of any of the terms and conditions of this Agreement shall be effective unless in writing and signed by the Party against whom such waiver is sought to be enforced. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given. The failure of a Party to insist, in any instance, on the strict performance of any of the terms and conditions hereof shall not be construed as a waiver of such Party’s right in the future to insist on such strict performance.

Section 20.8          Notices.

Any written notice, direction, instruction, request or other communication required or permitted under this Agreement shall be deemed to have been duly given on the date of receipt, and shall be delivered (a) personally to the Party to whom notice is to be given, (b) by facsimile (confirmed by telephone) to the Party to whom notice is to be given, (c) by a recognized overnight delivery service with signature required, to the Party to whom notice is to be given, or (d) to the Party to whom notice is to be given, by first class registered or certified mail, return receipt requested, postage prepaid, and addressed to the addressee at the address stated opposite its name below, or at the most recent address specified by written notice given to the other Party in the manner provided in this Section 20.8.

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System Owner:	Nautilus Solar Lindenwold BOE, LLC
C/O Nautilus Solar Energy, LLC
396 Springfield Ave, 2nd floor Summit, NJ 07901
Attention: Managing Director
Fax: (484) 492-8663

Supplier:	CBD Energy Limited
C/O Allister Burton
Suite 2, Level 2, 53 Cross St Double Bay
NSW 2028
Australia
Fax: +61 2 9363 9955

Section 20.9          Invalidity.

The invalidity or unenforceability, in whole or in part, of any portion or provision of this Agreement will not affect the validity and enforceability of any other portion or provision hereof. Any invalid or unenforceable portion or provision shall be deemed severed from this Agreement and the balance of this Agreement shall be construed and enforced as if this Agreement did not contain such invalid or unenforceable portion or provision. Notwithstanding the provisions of the preceding sentence, should any term or provision of this Agreement be found invalid or unenforceable, the Parties shall immediately renegotiate in good faith such term or provision of this Agreement to effectuate the same intent and to eliminate such invalidity or unenforceability.

Section 20.10        Further Assurances.

Each Party shall use its reasonable efforts to implement the provisions of this Agreement, and for such purpose each, at the request of the other, will, without further consideration, promptly execute and deliver or cause to be executed and delivered to the other such assignments, consents or other instruments in addition to those required by this Agreement, in form and substance satisfactory to the other, as the other may reasonably deem necessary or desirable to implement any provision of this Agreement or to arrange financing for the System.

Section 20.11        Remedies.

Except as expressly provided in this Agreement, no remedy conferred by any provision of this Agreement in respect of any breach or non-observance of any of its terms is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by either Party shall not constitute a waiver by such Party of the right to pursue any other available remedies.

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Section 20.12        Expenses.

Each Party shall pay its own costs and expenses (including the fees and expenses of its agents, representatives, advisors, counsel and accountants) necessary for the negotiation, preparation, execution and delivery of this Agreement.

Section 20.13        Good Faith.

In carrying out its obligations and duties under this Agreement, each Party shall have an implied obligation of good faith and fair dealing.

Section 20.14        Governing Law.

This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New Jersey without reference to any provision thereof which would require the application of the law of any other jurisdiction.

Section 20.15        Captions.

Titles or captions of Sections and Articles are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, describe or otherwise affect the scope or meaning of this Agreement or the intent of any provision hereof.

Section 20.16        Counterpart Execution.

This Agreement may be executed and delivered by the Parties by facsimile or electronic format (including portable document format (.pdf)) in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 20.17        Entire Agreement.

This Agreement, the Exhibits attached hereto, and all subsequent modification thereof made in accordance with this Agreement (all of which are incorporated into this Agreement by this reference), constitute the entire agreement of the Parties with respect to the subject matter hereof, superseding all prior and contemporary agreements, oral or written, shall be binding upon the Parties and their respective successors and permitted assigns, and may be modified only in writing signed by the Party against whom enforcement is sought.

Section 20.18        Time.

Time is of the essence in this Agreement.

[Signature Page Follows]

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